Exhibit 10.1

                            SHARE PURCHASE AGREEMENT

                                  BY AND AMONG

                            SUREWEST COMMUNICATIONS,

                              SUREWEST DIRECTORIES

                                       AND

                              GATEHOUSE MEDIA, INC.

                                JANUARY 28, 2007

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                                TABLE OF CONTENTS

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Article I         DEFINITIONS...................................................         1

         1.1      Certain Definitions...........................................         1

         1.2      Certain Additional Definitions................................         6

Article II        PURCHASE AND SALE OF SHARES...................................         8

         2.1      Purchase and Sale of Shares...................................         8

         2.2      Payment of Purchase Price.....................................        10

         2.3      The Closing...................................................        10

Article III       RELATED MATTERS...............................................        11

         3.1      Use of Seller's Name and Logos................................        11

         3.2      No Ongoing or Transition Services.............................        11

         3.3      Certain Other Matters.........................................        11

Article IV        REPRESENTATIONS AND WARRANTIES OF THE SELLER..................        12

         4.1      Organization; Books and Records...............................        12

         4.2      Authority.....................................................        12

         4.3      Company Capital Stock.........................................        13

         4.4      Ownership of Shares...........................................        13

         4.5      Company Authority.............................................        13

         4.6      No Violation; Third Party Consents............................        14

         4.7      Government Consents...........................................        14

         4.8      Tangible Property.............................................        14

         4.9      Intellectual Property and Proprietary Rights..................        15

         4.10     Business Contracts............................................        16

         4.11     Business Licenses.............................................        17

         4.12     Business Employees............................................        17

         4.13     Employee Benefit Plans........................................        17

         4.14     Sufficiency of Purchased Assets...............................        19

         4.15     Financial Statements..........................................        20

         4.16     No Undisclosed Liabilities....................................        20

         4.17     Absence of Certain Changes or Events..........................        20

         4.18     Subsidiaries and Investments..................................        22
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         4.19     Litigation; Governmental Orders...............................        22

         4.20     Compliance with Laws..........................................        22

         4.21     Environmental Matters.........................................        22

         4.22     Taxes.........................................................        23

         4.23     Labor Matters.................................................        24

         4.24     Insurance.....................................................        24

         4.25     Officers and Directors; Affiliates............................        25

         4.26     Bank Accounts.................................................        25

         4.27     Certain Fees..................................................        25

         4.28     Disclosure....................................................        25

         4.29     History of the Company........................................        25

Article V         REPRESENTATIONS AND WARRANTIES OF THE PURCHASER...............        26

         5.1      Organization..................................................        26

         5.2      Authority.....................................................        26

         5.3      No Violation..................................................        26

         5.4      Governmental Consents.........................................        26

         5.5      Investment Intent.............................................        27

         5.6      Certain Fees..................................................        27

         5.7      Sufficient Funds..............................................        27

Article VI        COVENANTS AND AGREEMENTS......................................        27

         6.1      Conduct of Business...........................................        27

         6.2      Access and Information........................................        30

         6.3      Confidentiality...............................................        30

         6.4      Further Actions and HSR Act...................................        33

         6.5      Fulfillment of Conditions by the Seller and the Company.......        34

         6.6      Fulfillment of Conditions by the Purchaser....................        34

         6.7      Publicity.....................................................        34

         6.8      Transaction Costs.............................................        34

         6.9      Retention and Delivery of Each Company's Records..............        35

         6.10     Tax Matters...................................................        35
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         6.11     Related Assets and Liabilities................................        37

         6.12     Employees and Benefit Plans...................................        38

         6.13     Incentive Bonuses.............................................        39

         6.14     Investigation by the Purchaser................................        40

         6.15     Transition Services Agreement.................................        40

         6.16     Publishing Agreement..........................................        40

         6.17     Non-Competition Agreement.....................................        40

         6.18     Listings License Agreement....................................        40

         6.19     Licensing Agreement...........................................        41

         6.20     Billing Services Agreement....................................        41

         6.21     Revocable License; Lease......................................        41

         6.22     Transition of Certain Information.............................        41

Article VII       CLOSING CONDITIONS............................................        42

         7.1      Conditions to Obligations of the Purchaser....................        42

         7.2      Conditions to Obligations of the Seller.......................        43

Article VIII      TERMINATION...................................................        43

         8.1      Termination...................................................        43

         8.2      Effect of Termination.........................................        43

Article IX        POST-CLOSING OBLIGATIONS......................................        44

         9.1      Survival of Representations...................................        44

         9.2      Indemnification...............................................        44

         9.3      Further Assurances; Books and Records.........................        47

         9.4      Remedies Exclusive............................................        48

Article X         MISCELLANEOUS.................................................        48

         10.1     Notices.......................................................        48

         10.2     Attorneys' Fees and Costs.....................................        49

         10.3     Assignment....................................................        49

         10.4     Amendments and Waiver.........................................        49

         10.5     Entire Agreement..............................................        50

         10.6     Representations and Warranties Complete.......................        50

         10.7     Third Party Beneficiaries.....................................        50

         10.8     Governing Law; Jurisdiction...................................        50

         10.9     Neutral Construction..........................................        50

         10.10    Severability..................................................        51

         10.11    Headings; Interpretation; Schedules and Exhibits..............        51

         10.12    WAIVER OF JURY TRIAL..........................................        51

         10.13    Counterparts..................................................        52
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EXHIBITS

6.15               Transition Services Agreement

6.16               Publishing Agreement

6.17               Non-Competition Agreement

6.18               Listings License Agreement

6.19               Licensing Agreement

6.20               Billing Services Agreement

SCHEDULES

2.1(c)             Working Capital Calculation

6.13               Incentive Bonuses

4                  Seller Disclosure Schedule

                   Section 4.6                        No Violation; Third Party Consents

                   Section 4.7                        Government Consents

                   Section 4.8(a)                     Fixed Assets

                   Section 4.9(a), (b)                Intellectual Property and Proprietary Rights

                   Section 4.10(a)                    Business Contracts

                   Section 4.11                       Business Licenses

                   Section 4.12                       Business Employees

                   Section 4.13(a)                    Employee Benefit Plans

                   Section 4.22                       Taxes

                   Section 4.24                       Insurance

                   Section 4.25                       Officers and Directors; Affiliates

                   Section 4.26                       Bank Accounts

                   Purchaser Disclosure Schedule

                   Section 5.3                        No Violation

                   Section 5.4                        Governmental Consents
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                            SHARE PURCHASE AGREEMENT

         THIS SHARE PURCHASE AGREEMENT (this "Agreement") is made and entered into as of January 28, 2007 (the "Execution Date"), by and among SureWest Communications, a California corporation ("Seller"), SureWest Directories, a California corporation ("Company"), and GateHouse Media, Inc., a Delaware corporation ("Purchaser").

                                   WITNESSETH:

         WHEREAS, Seller owns one thousand (1,000) shares of common stock of the Company ("Shares"), constituting all issued and outstanding shares of capital stock of the Company.

         WHEREAS, the Company is engaged in the business of publishing yellow pages and white pages directories in and around the Sacramento, California area and provides internet yellow pages through the www.sacramento.com website (the "Business").

         WHEREAS, the Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, the Shares, all upon the terms and subject to the conditions set forth herein (such transaction sometimes being referred to herein as the "Share Purchase").

         WHEREAS, the Seller, the Company and the Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the Share Purchase, all as more fully set forth herein.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, premises and agreements hereinafter set forth, the mutual benefits to be gained by the performance of such covenants, promises and agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.1 Certain Definitions. For all purposes of and under this Agreement, the following terms shall have the respective meanings set forth below:

                  (a) "Accessed Information" means information in the possession of Seller or its Affiliates that is accessed by, or otherwise made available to, Purchaser, its employees or contractors in connection with the Transition Services as defined in and to be provided under the Transition Services Agreement (whether or not such information was intended to be accessed by or made available to Purchaser).

                  (b) "Action" means any claim, action, suit or proceeding, arbitral action, governmental inquiry, criminal prosecution or other governmental investigation.

                  (c) "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified person. The term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") means the possession of the power to direct the management and policies of the referenced Person through ownership of more than 50% of the voting power in the referenced Person, through contractual arrangement or otherwise. A Person shall become an Affiliate of a Person at such time as it obtains control of, or becomes controlled by, or falls under common control with, such Person, and shall no longer be an Affiliate of such Person from and after the date that it ceases to control, be controlled by or be under common control with, such Person.

                  (d) "Ancillary Agreements" means the Transition Services Agreement, Publishing Agreement, Non-Competition Agreement, Listings License Agreement, Licensing Agreement and Billing Services Agreement, and other agreements, certificates and documents required hereunder to consummate the Closing.

                  (e) "Business Day" means any weekday (Monday through Friday) on which commercial banks in San Francisco, California are open for business.

                  (f) "Capital Stock" means the authorized capital stock of the Company.

                  (g) "Common Stock" means the authorized Common Stock of the Company.

                  (h) "Confidential Information" has the meaning set forth in Section 6.3(b).

                  (i) "Confidentiality Agreement" means the agreement between UBS Securities LLC, as Representative of the Seller, and the Purchaser dated December 4, 2006.

                  (j) "Contract" means any contract, agreement, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, license, concession agreement, security interest, guaranty, binding commitment or other agreement or arrangement, whether written or oral to which the Company is a party or by which the Company or any of its assets or property are bound or affected.

                  (k)      "Disclosing Party" has the meaning set forth in
Section 6.3(b).

                  (l) "Encumbrance" means any security interest, pledge, mortgage, lien, charge, easement, adverse claim of ownership or use, restriction on transfer (such as a right of first refusal or other similar right), defect of title, or other encumbrance of any kind or character.

                  (m) "Environmental Conditions" mean the introduction into the environment of any pollution, including any contaminant, irritant or pollutant or other Hazardous Material (whether or not such pollution constituted at the time thereof a violation of any Environmental Law as a result of any Release of any kind whatsoever of any Hazardous Material) as a result of which the Company has or may become liable to any Person or by reason of which any of its assets may suffer or be subjected to any Encumbrance.

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                  (n)      "Environmental Law" means any Law pertaining to land
use, air, soil, surface water, groundwater (including the protection, cleanup, removal, remediation or damage thereof), public or employee health or safety or any other environmental matter, including, without limitation, the following laws as in effect on the Closing Date: (i) Clean Air Act (42 U.S.C. section 7401, et seq.); (ii) Clean Water Act (33 U.S.C. section 1251, et seq.); (iii) Resource Conservation and Recovery Act (42 U.S.C. section 6901, et seq.); (iv) Comprehensive Environmental Resource Compensation and Liability Act (42 U.S.C.
section 9601, et seq.); (v) Safe Drinking Water Act (42 U.S.C. section 300f, et seq.); (vi) Toxic Substances Control Act (15 U.S.C. section 2601, et seq.);
(vii) Rivers and Harbor Acts (33 U.S.C. section 401, et seq.); (viii) Endangered Species Act (16 U.S.C. section 1531, et seq.); (ix) Occupational Safety and Health Act (29 U.S.C. section 651, et seq.); and (x) any other Laws relating to Hazardous Materials or Hazardous Materials Activities.

                  (o) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

                  (p) "ERISA Affiliate" means any entity that is or at any applicable time was (i) considered a single employer with the Company under ERISA Section 4001(b), or (ii) part of the same "controlled group" as the Company for purposes of ERISA Section 302(d)(8)(C).

                  (q) "GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession, which are applicable to the facts and circumstances on the date of determination.

                  (r) "Governmental Entity" means any government, any governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal, or judicial body of competent jurisdiction, in each case whether federal, state, county, provincial, local or foreign.

                  (s) "Governmental Order" means any statute, rule, regulation, order, judgment, injunction, decree, stipulation or determination issued, promulgated or entered by or with any Governmental Entity.

                  (t) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  (u) "Hazardous Material" means any material or substance that is prohibited or regulated by any Environmental Law or that has been designated by any Governmental Entity to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including, but not limited to, asbestos, petroleum, radon gas and radioactive matter.

                  (v) "Hazardous Materials Activity" means the handling, transportation, transfer, recycling, storage, use, treatment, manufacture, investigation, removal, remediation, release, exposure of others to, sale or other distribution of any Hazardous Material or any product containing a Hazardous Material.

                  (w) "Intellectual Property" means any (i) United States and foreign patents, patent applications, patent disclosures and improvements thereto, (ii) United States and foreign registered trademarks, service marks, trade dress, logos, domain names, trade names and corporate names, the goodwill associated therewith, and the registrations and applications for registration thereof, and (iii) registered United States and foreign copyrights, and the registrations and applications for registration thereof.

                  (x) "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

                  (y) "Inventory" means all of the Company's inventory, including without limitation, inventory intended for resale and all of the Company's raw materials, work in process, finished products, supply and packaging items, in each case wherever the same may be located, whether within or outside the United States.

                  (z) "IRS" means the United States Internal Revenue Service, and any successor agency thereto.

                  (aa) "knowledge of the Company," "known to the Company" and phrases of similar import mean, with respect to any matter in question relating to the Business or the Company, the actual knowledge of any of the President, any Vice President or the Controller of the Seller, or the General Manager of the Company.

                  (bb) "Law" means any federal, state, county, provincial, local or foreign statute, law, ordinance, regulation rule, code or rule of common law promulgated by any Governmental Entity, including without limitation any Environmental Law.

                  (cc) "Liability" means any direct or indirect debt, obligation, liability, commitment, expense, claim, deficiency, guaranty or endorsement of any kind or nature, whether accrued or fixed, absolute or contingent, determined or determinable, matured or unmatured, and whether due or to become due, asserted or unasserted, or known or unknown.

                  (dd) "License" means any franchise, approval, permit, order, authorization, consent, license, registration or filing, certificate, variance and any other similar right obtained from or filed with any Governmental Entity.

                  (ee) "Material Adverse Effect" or "Material Adverse Change" means any change, event, occurrence or effect that is materially adverse to the assets, liabilities, properties, operations, business, condition (financial or otherwise), or results of operations of the Company, taken as a whole, or on the ability of the Seller to consummate the transactions contemplated by, or to perform its obligations under, this Agreement; provided that a Material Adverse Effect with respect to a party shall not include (1) changes in general economic conditions (including changes in interest rates) or changes generally affecting the directory publishing business or either or both of the print or electronic publishing industries generally, (2) changes in legal or regulatory conditions, (3) changes in GAAP, or (4) changes or effects resulting from compliance with or performance under this Agreement, the transactions contemplated hereby or any public announcement hereunder.

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                  (ff)     "Multiemployer Plan" means a (pension or non-pension)
employee benefit plan to which more than one employer contributes and which is maintained pursuant to one or more collective bargaining agreements as defined in Section 3(37) or 4001(a)(3) of ERISA.

                  (gg) "Permitted Encumbrances" means (i) Encumbrances for inchoate mechanics' and materialmen's liens for construction in progress and workmen's, repairmen's, warehousemen's and carriers' liens arising in the ordinary course of business for sums not yet delinquent, (ii) Encumbrances for Taxes and other Liabilities not yet due and payable, and for Taxes and other Liabilities being contested in good faith, (iii) Encumbrances in favor of the Purchaser arising out of, under or in connection with this Agreement, and (iv) solely with respect to Leased Real Property, provided that the following are not violated by existing improvements in any material respect or do not prohibit or materially interfere with the present use, enjoyment, occupation and operation of such Leased Real Property, or grant any third party any option or right to acquire or lease a material portion thereof, (A) easements, rights of way and other similar restrictions which would be shown by a current title report, (B) conditions that may be shown by a current survey, title report or physical inspection, (C) zoning, building and other similar restrictions imposed by applicable Law, and (D) customary commercial and statutory encumbrances in favor of lessors on the assets covered by the applicable lease.

                  (hh) "Person" means any individual, general or limited partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

                  (ii)     "Proprietary Rights" means (i) Intellectual Property,
(ii) trade secrets and confidential business information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, research and development information, software (including source code, data and related documentation), drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information), (iii) other proprietary rights, (iv) copies and tangible embodiments thereof (in whatever form or medium), and (v) licenses granting any rights with respect to any of the foregoing.

                  (jj)     "Receiving Party" has the meaning set forth in
Section 6.3(b).

                  (kk) "Related Party" means the Seller, any of the officers and directors of the Company, any Affiliate of the Company or any Affiliate or the respective officers and directors of any such Affiliate or any Person in which any of the Company, the Seller or any Affiliate of any such Person has any direct or material indirect interest.

                  (ll) "Release" means and includes any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment or the workplace of any Hazardous Material, and otherwise as defined in any Environmental Law.

                  (mm) "Representative" means any officer, director, principal, attorney, accountant, agent, employee or other representative of any Person.

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                  (nn)     "Securities Act" means the Securities Act of 1933, as
amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

                  (oo) "Subsidiary" means (unless otherwise indicated), with respect to a Person, any other Person in which such Person has a direct or indirect equity or other ownership interest in excess of fifty percent (50%).

                  (pp) "Tax" or "Taxes" means any federal, state, county, provincial, local or foreign income, gross receipts, sales, use, ad valorem, employment, severance, transfer, gains, profits, excise, franchise, property, capital stock, premium, minimum and alternative minimum or other taxes of any kind or nature whatsoever imposed by Governmental Entity (whether payable directly or by withholding), together with any interest, penalties (civil or criminal), additions to, or additional amounts imposed by, any Governmental Entity with respect thereto, and any expenses incurred in connection with the determination, settlement or litigation of any Liability therefor.

                  (qq) "Tax Return" means any return, declaration, report, notice, form, schedule, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  (rr)     "Working   Capital   Threshold"  means  Three
Million Five Hundred Thousand Dollars ($3,500,000).

         1.2 Certain Additional Definitions. For all purposes of and under this Agreement, the following terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each such term below:

Term                                                         Section
----------------------------------------                     -------------------
ADSP                                                         6.10(i)
Agreement                                                    Preamble
Allocation                                                   6.10(i)
Articles of Incorporation                                    4.1
Assets                                                       4.29
Benefit Plan(s)                                              4.13(a)
Billing Services Agreement                                   6.20
Licensing Agreement                                          6.19
Business                                                     Recitals
Business Contract(s)                                         4.10(a)
Business Employee(s)                                         4.12
Business License(s)                                          4.11
Bylaws                                                       4.1
Cash Payment                                                 2.2(a)
Claim                                                        9.2(e)
Closing                                                      2.3(a)
Closing Date                                                 2.3(a)

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Term                                                         Section
----------------------------------------                     -------------------
Closing Working Capital                                      2.1(c)(iii)
Company                                                      Preamble
Company's Financial Statements                               4.15
Damages                                                      9.2(a)
DOJ                                                          6.4(b)
Employment Laws                                              4.23
Estimated Statement of Working Capital                       2.1(c)(ii)
Estimated Working Capital                                    2.1(c)(ii)
Execution Date                                               Preamble
Final Statement of Working Capital                           2.1(c)(iii)
FTC                                                          6.4(b)
Incentive Bonuses                                            6.13
Indemnitee                                                   9.2(e)
Indemnitees                                                  9.2(e)
Indemnitor                                                   9.2(e)
Indemnitors                                                  9.2(e)
Independent Accountant                                       2.1(c)(iv)
IRS                                                          4.13(b)
Latest Balance Sheet                                         4.15
Latest Balance Sheet Date                                    4.15
Leased Assets                                                4.8(a)
Leased Real Property                                         4.8(a)
Listings License Agreement                                   6.18
Non-Competition Agreement                                    6.17
Notice of Disagreement                                       2.1(c)(iv)
Premises                                                     6.21
PUC                                                          4.29
Public Utility                                               4.29
Publishing Agreement                                         6.16
Purchase Price                                               2.1(b)
Purchaser                                                    Preamble
Review Period                                                2.1(c)(iii)
Schedule of Fixed Assets                                     4.8(a)
Section 338(h)(10) Election                                  6.10(i)
Seller                                                       Preamble
Seller Tradenames and Logos                                  3.1
Share Certificates                                           2.3(b)(i)
Share Purchase                                               Recitals
Shares                                                       Recitals
SureWest Telephone                                           6.21
Termination Date                                             8.1(b)
Threshold Amount                                             9.2(b)(i)
Transfer Taxes                                               6.10(e)
Transition Services Agreement                                6.15
Working Capital                                              2.1(c)

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                                   ARTICLE II

                           PURCHASE AND SALE OF SHARES

         2.1      Purchase and Sale of Shares.

                  (a) Upon the terms and subject to the conditions set forth herein, at the Closing, the Purchaser shall purchase from the Seller, and the Seller shall sell, convey, transfer, assign and deliver to the Purchaser, all of Seller's right, title and interest in and to the Shares.

                  (b) As consideration for the purchase and sale of the Shares pursuant to Section 2.1(a) hereof, but subject to the indemnification obligations under Section 9.2, and further subject to the terms of Section 2.1(c) hereof, the aggregate amount to be paid for the Shares shall be One Hundred Ten Million Dollars ($110,000,000), as adjusted in accordance with this
Section 2.1(c) (the "Purchase Price"):

                  (c) The Purchase Price shall be subject to adjustment in accordance with the following:

                           (i)      For all purposes of and under this
Agreement, the term "Working Capital" shall mean (A) the Company's current assets, minus (B) the Company's current Liabilities, each calculated as of the Closing in accordance with GAAP applied in a manner consistent with the preparation of the Company's Financial Statements, provided that the Seller and the Purchaser acknowledge and agree that Working Capital shall be calculated in a manner consistent with the procedures, methodologies and assumptions set forth on Schedule 2.1(c) hereto which are in accordance with GAAP.

                           (ii)     At least five (5) Business Days prior to the
Closing, the Seller and the Company shall cause to be prepared and delivered to the Purchaser a statement (the "Estimated Statement of Working Capital"), setting forth the Working Capital as of the Closing (the "Estimated Working Capital"), as estimated by the Seller and the Company in good faith, based upon the books and records of the Company, to present fairly and accurately the Working Capital of the Company as of the Closing Date and in accordance with GAAP and the procedures, methodologies and assumptions as set forth above. The Purchase Price paid at Closing shall be increased on a dollar-for-dollar basis by the amount that the Estimated Working Capital is greater than the Working Capital Threshold, or decreased on a dollar-for-dollar basis by the amount that the Estimated Working Capital is less than the Working Capital Threshold.

                           (iii)    As promptly as practicable, but in any event
within sixty (60) calendar days following the Closing, the Purchaser shall cause to be prepared and delivered to the Seller a statement (the "Final Statement of Working Capital") setting forth its determination of Working Capital as of the Closing ("Closing Working Capital"), which shall (A) be calculated based upon the books and records of the Company, in accordance with GAAP and in a manner consistent with the procedures, methodologies and assumptions set forth on
Schedule 2.1(c) hereto, (B) present fairly and accurately the Working Capital of the Company as of the Closing Date and (c) be presented in a manner similar to the Estimated Statement of Working Capital. The Seller shall have thirty (30) calendar days after receipt of the Final Statement of Working Capital to review such Final Statement of Working Capital (the "Review Period"), and shall notify the Purchaser in writing whether the Seller disputes such Final Statement of Working Capital on or prior to the expiration of the Review Period. For purposes of the Seller's review of the Purchaser's calculation, the Purchaser shall cooperate with the Seller with respect to reasonable requests for information with respect to the Final Statement of Working Capital, including reasonable access to employees, financial and other records of the Company and the Purchaser, and other information related to such calculation. If the Seller accepts the Final Statement of Working Capital by delivery of written notice to the Purchaser, or by failure to timely deliver a Notice of Disagreement as provided below, then, within ten (10) Business Days of the Seller's actual or deemed acceptance, (A) if the amount of the Closing Working Capital is less than the Estimated Working Capital, then the Seller shall pay to the Purchaser an amount equal to the difference between the Estimated Working Capital and the Closing Working Capital, plus interest, or (B) if the amount of the Closing Working Capital is more than the Estimated Working Capital, the Purchaser shall pay to Seller an amount equal to the difference between the Estimated Working Capital and the Closing Working Capital, plus interest. Any interest on such payments shall be calculated using the prime rate of interest (as published in the "Money Rates" table of the Eastern U.S. Edition of THE WALL STREET JOURNAL on the Closing Date) and shall begin on the Closing Date and end on the date of any such payment.

                           (iv)     If the Seller disputes the Final Statement
of Working Capital by providing timely written notice of such dispute (a "Notice of Disagreement") prior to the expiration of the Review Period, then the Seller and the Purchaser shall attempt in good faith to resolve and finally determine the amount of the Closing Working Capital. The Notice of Disagreement delivered by the Seller shall set forth in reasonable detail the basis for the disagreement described in the Notice of Disagreement. If the Seller and the Purchaser are unable to resolve the disagreement within thirty (30) calendar days following the later of the delivery of the Notice of Disagreement or the expiration of the Review Period, then the Seller and the Purchaser shall select a mutually acceptable, nationally recognized independent accounting firm that does not then have a relationship with the Seller, the Company or the Purchaser, or any of their respective Affiliates (the "Independent Accountant"), to resolve the disagreement and make a determination with respect thereto. Such determination will be made, and written notice thereof given to the Seller and the Purchaser, within thirty (30) calendar days after such selection. The determination by the Independent Accountant shall be final, binding and conclusive upon the Seller and the Purchaser. The scope of the Independent Accountant's engagement (which will not be an audit) shall be limited to the resolution of the disputed items described in the Notice of Disagreement, and the recalculation, if any, of the Final Statement of Working Capital in light of such resolution. If an Independent Accountant is engaged pursuant to this
Section 2.1(c)(iv), the fees and expenses of the Independent Accountant shall be borne by the party whose position generally did not prevail in such determination, or if the Independent Accountant determines that neither party could fairly be found to be the prevailing party, then such fees and expenses shall be borne equally by the Seller and the Purchaser. Within ten (10) calendar days after delivery of a notice of determination by the Independent Accountant as described above, any payment required by Section 2.1(c)(iii) hereof shall be made, based on such determination.

         2.2      Payment of Purchase Price.

                  (a) On the Closing Date, the Purchaser shall pay or cause to be paid to the Seller the amount of One Hundred Ten Million Dollars ($110,000,000), as adjusted by the provisions of Section 2.1(c)(ii) ("Cash Payment").

                  (b) All payments required under this Section 2.2 or any other provision hereof shall be made in cash by wire transfer of immediately available funds to such bank account(s) as shall be designated in writing by the recipient at least two (2) Business Days prior to the applicable payment date.

         2.3      The Closing.

                  (a) The consummation of the transactions contemplated hereby shall take place at a closing (the "Closing") to be held at 10:00 a.m., California time, on a date to be designated by the Seller and the Purchaser, which date shall be the later of (i) the second (2nd) Business Day after satisfaction and fulfillment or, if permissible pursuant to the terms hereof, waiver of the conditions set forth in Article VII hereof, and (ii) February 28, 2007 (the "Closing Date"), at the offices of Orrick, Herrington & Sutcliffe LLP, 405 Howard Street, San Francisco, California 94105, unless another time, date or place is mutually agreed upon in writing by the Seller and the Purchaser.

                  (b) At the Closing, the Seller shall deliver, or cause to be delivered, to the Purchaser the following:

                           (i)      certificates representing the Shares ("Share
Certificates"), duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto;

                           (ii)     the resignations of all officers, managers
and members of the Board of Directors of the Company and all committees thereof, in each case from their positions to such, in a form reasonably satisfactory to the Purchaser;

                           (iii)    executed copies of all of the Ancillary
Agreements;

                           (iv)     all other certificates, instruments and
other documents required to be delivered by the Seller to the Purchaser on or before the Closing pursuant to this Agreement, including the certificates, instruments and other documents referred to in Section 7.1 hereof, or as may reasonably be requested by the Purchaser in order to consummate the transactions contemplated hereby.

                  (c) At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Seller the following:

                           (i)      cash in an amount equal to the Cash Payment
payable by wire transfer of immediately available funds to an account that is designated by the Seller in writing at least two (2) Business Days prior to the Closing Date;

                           (ii)     executed copies of all of the Ancillary
Agreements; and

                           (iii)    all other certificates, instruments and
other documents required to be delivered by the Purchaser to the Seller on or before the Closing pursuant to this Agreement, including the certificates, instruments and other documents referred to in Section 7.2 hereof, or as may reasonably be requested by the Seller in order to consummate the transactions contemplated hereby.

                                   ARTICLE III

                                 RELATED MATTERS

         3.1 Use of Seller's Name and Logos. Except as expressly provided in the Publishing Agreement or the Licensing Agreement, it is expressly agreed that Purchaser is not purchasing, acquiring or otherwise obtaining any right, title or interest in the name "SureWest" or any "SureWest" tradenames, trademarks, identifying logos or service marks related thereto or employing any part or variation of any of the foregoing or any confusingly similar tradename, trademark or logo (collectively, the "Seller Tradenames and Logos"). The Purchaser agrees that neither it nor any of its Affiliates shall make any use of the Seller Tradenames and Logos from and after the Closing Date except as provided in the Publishing Agreement and the Licensing Agreement. Simultaneously with the Closing, the Purchaser will cause the corporate name of the Company to be amended to remove any reference to the name "SureWest" or any other name that suggests the Company is a subsidiary of or affiliated with SureWest Communications.

         3.2 No Ongoing or Transition Services. Except as provided in the Transition Services Agreement, the Billing Services Agreement and the Publishing Agreement, at the Closing, all data processing, accounting, insurance, banking, personnel, legal, communications and other services provided to the Company by the Seller or any Affiliate of the Seller, including any agreements or understandings (written or oral) with respect thereto, will terminate.

         3.3      Certain Other Matters.

                  (a) The parties agree that the Seller shall have the right, at or prior to the Closing, to cause the Company to distribute all of the cash held by the Company to the Seller or its Affiliates on a basis consistent with the Seller's current practice of sweeping all cash on a daily basis. Except as provided in Section 2.1(c) of this Agreement, no adjustment shall be made to the Purchase Price as a result of any such distributions.

                  (b) Prior to or effective with the Closing, the Company shall assign to the Seller or its Affiliates, and the Seller or its Affiliates shall assume all liabilities of the Company which have accrued on or before, or which are attributable to the Company's acts or omissions on or before, the Closing under each Benefit Plan.

                  (c) Except as expressly provided elsewhere in this Agreement or the Ancillary Agreements, if, at any time following the Closing, the Seller or its Affiliates receive any cash or other assets belonging to the Company or the Purchaser, the Seller will, and will cause its Affiliates to, as promptly as practicable, deliver such cash or assets to the Company or the Purchaser, as applicable.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         Except as set forth in the Disclosure Schedule attached hereto (the "Disclosure Schedule"), the Seller makes the following representations and warranties to the Purchaser, which representations and warranties are, as of the Execution Date, and will be, as of the Closing Date, true and correct:

         4.1 Organization; Books and Records. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate power and authority to own, operate or lease the assets and properties now owned, operated or leased by it, and to conduct the Business as presently conducted by the Company. The Company is duly authorized, qualified or licensed to do business as a foreign corporation, and is in good standing, under the Laws of each state or other jurisdiction in which the character of its properties owned, operated or leased, or the nature of its activities, makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect. True and complete copies of the Articles of Incorporation (the "Articles of Incorporation") and Bylaws (the "Bylaws") of the Company, each as amended and in effect as of the Execution Date, have been delivered to the Purchaser and its agents and representatives. The minute book and other similar records of the Company as made available to the Purchaser prior to the execution of this Agreement contain a true and complete record, in all material respects, of all action taken at all meetings and by all written consents in lieu of meetings of the shareholders, the Board of Directors and committees of the Board of Directors of the Company. The stock transfer ledgers and other similar records of the Company as made available to the Purchaser prior to the execution of this Agreement accurately reflect all record transfers prior to the execution of this Agreement in the Capital Stock.

         4.2 Authority. The Seller has all requisite power and authority to enter into this Agreement and its Affiliates to the Ancillary Agreements, to perform its or their obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the Ancillary Agreements at the Closing will have been, duly executed and delivered by the Company, by the Seller or an Affiliate and, upon the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the Purchaser, this Agreement constitutes, and each of the Ancillary Agreements will be at the Closing, a legally valid and binding obligation of the Company, the Seller or its Affiliates, enforceable against the Company, the Seller or its Affiliates in accordance with their respective terms, except as such enforceability may be limited by (a) the effect of any applicable Laws of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors' rights and relief of debtors generally, and (b) the effect of rules of Law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at Law) (the "Enforceability Exceptions").

         4.3      Company Capital Stock.

                  (a) The Capital Stock consists of 1,000 shares of Common Stock, of which only the Shares have been issued and are outstanding. All of the Shares have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights created by statute, the Articles of Incorporation, the Bylaws or any agreement to which the Company is a party or by which the Company is bound, and have been issued in compliance with applicable federal and state securities or "blue sky" Laws. Other than the Shares, there are no other issued or outstanding shares of Capital Stock.

                  (b) There are no outstanding options, warrants, calls, rights of conversion or other rights, agreements, arrangements or commitments of any kind or character, whether written or oral, relating to the Capital Stock to which the Company is a party, or by which it is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of Capital Stock.

                  (c) There are (i) no rights, agreements, arrangements or commitments of any kind or character, whether written or oral, relating to the Capital Stock to which the Company is a party, or by which the Company is bound, obligating the Company to repurchase, redeem or otherwise acquire any issued and outstanding shares of Capital Stock, (ii) no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company, and (iii) no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect to which the Company is a party, or by which it is bound, with respect to the governance of the Company or the voting or transfer of any shares of Capital Stock.

         4.4 Ownership of Shares. The Seller is the record and beneficial owner of the Shares, free and clear of any Encumbrances other than restrictions on the transfer of such Shares imposed under federal and state securities or "blue sky" Laws. The Seller has no other options, warrants or other rights to purchase or otherwise acquire any shares of Capital Stock. The Seller is not a party to any Contract nor subject to any Action pursuant to which the Seller is or may be required to sell, deliver or transfer any of the Shares owned by the Seller to any other Person, or otherwise dispose of the Shares. The Seller has the sole right to transfer the Shares owned of record by the Seller to the Purchaser. Upon payment for the Shares as contemplated by this Agreement, the Purchaser will acquire from the Seller good title to the Shares, free and clear of all Encumbrances except for Encumbrances in favor of Purchaser arising out of, under or in connection with this Agreement and other than restrictions on transfer under applicable federal and state securities Laws.

         4.5 Company Authority. The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company.

         4.6 No Violation; Third Party Consents. Assuming that all consents, waivers, approvals, orders and authorizations set forth in Section 4.6 of the Disclosure Schedule have been obtained and all registrations, qualifications, designations, declarations or filings with any Governmental Authorities set forth in Section 4.7 of the Disclosure Schedule have been made, the execution and delivery by the Seller and the Company of this Agreement, the performance by the Seller and the Company of its obligations hereunder, and the consummation by the Seller and the Company of the transactions contemplated hereby, will not conflict with or violate in any material respect, constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, give rise to any right of termination, amendment, modification, acceleration or cancellation of any material obligation or loss of any material benefit under, result in the creation of any Encumbrance other than a Permitted Encumbrance on any of the assets or properties of the Company pursuant to, or require the Seller or the Company to obtain any consent, waiver, approval or action of, make any filing with, or give any notice to any Person as a result or under the terms and provisions of (a) the Articles of Incorporation or Bylaws, (b) any Business Contract to which the Seller or the Company is a party or is bound, or by which any of the assets or properties of the Company are bound, or (c) any Law applicable to the Seller or the Company or any of the assets or properties of the Company, or any Governmental Order issued by a Governmental Entity by which the Seller or the Company or any of the assets or properties of the Seller or the Company are in any way bound or obligated.

         4.7 Government Consents. No consent, waiver, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity is required on the part of the Seller or the Company in connection with the execution and delivery by the Seller or the Company of this Agreement, the performance by the Seller or the Company of their obligations hereunder, or the consummation by the Seller or the Company of the transactions contemplated hereby, except as set forth on Section 4.7 of the Disclosure Schedule.

         4.8      Tangible Property.

                  (a) Section 4.8(a) of the Disclosure Schedule contains a true, correct and complete list of the following: (i) each parcel of real property leased from or to a third party, as of the Execution Date, by the Company ("Leased Real Property"), the name of the third party lessor(s) or lessee(s) thereof; as the case may be, the date of the lease contract relating thereto and all amendments thereof; and (ii) all fixed assets owned or leased by the Company with a value in excess of $5,000, as reflected in the Company's schedule of fixed assets prepared in the ordinary course of business as of the date set forth therein (the "Schedule of Fixed Assets"). The Company does not own, or have a contractual obligation to purchase or otherwise acquire any interest in, any parcel of real property. All of the tangible personal property assets and personal properties used by the Company pursuant to a lease or license shall be referred to herein, collectively, as "Leased Assets."

                  (b) The Company has (i) valid and subsisting leasehold interests in and to all of the Leased Real Property and Leased Assets, and (ii) legal and valid title to or leasehold interests in all of the fixed assets used by it set forth in the Schedule of Fixed Assets, and in the case of all assets of the Company, free and clear of any Encumbrances other than Permitted Encumbrances.

         4.9      Intellectual Property and Proprietary Rights.

                  (a) Section 4.9(a) of the Disclosure Schedule contains a true, correct and complete list of all Intellectual Property owned by the Company as of the Execution Date, and any Intellectual Property owned by any Related Party that is related to or used in the Business. A true and complete copy of all material documentation relating to each item of Intellectual Property set forth in Section 4.9(a) of the Disclosure Schedule has been made available to the Purchaser and its agents and representatives.

                  (b) The Company owns or has a valid right to use all Proprietary Rights used by the Company to conduct the operations of the Business without infringing upon the rights of any other Person. The Company has not received any notice nor does it have any knowledge that any other Person is infringing upon the rights of the Company in or to any of its Proprietary Rights. Except as described in Section 4.9(b) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Proprietary Rights necessary for the operation of the Business as it is currently conducted or of any license or sublicense thereof.

                  (c) The Company has not received any notice or claim nor does it have any knowledge that any Intellectual Property has any invalidity. The Company owns, or has the right to use Intellectual Property held by a Related Party, all Intellectual Property (or has the right to use the Intellectual Property) used by it free and clear of all Encumbrances and there is no requirement to make royalty or other payments for the continued use of such Intellectual Property. The Company has not nor, to the Company's knowledge, has any employee of the Company violated any confidentiality or non-disclosure agreement with respect to the Proprietary Rights of any other Person.

                  (d) The Proprietary Rights of the Company constitute all of the Proprietary Rights necessary for the operation of the Business as it is currently conducted. All computer software is validly owned or licensed by the Company and operates substantially in accordance with its intended use.

                  (e) With respect to any Proprietary Rights owned by the Company and necessary for the operation of the Business which have been filed with or recorded by any Governmental Entity, all such registrations and applications are valid and in full force and effect and all necessary registrations, maintenance and renewal fees in connection therewith have been paid.

         4.10     Business Contracts.

                  (a) Section 4.10(a) of the Disclosure Schedule contains a list of the following Contracts (whether written or oral and including all amendments thereto) to which the Company is a party or by which the Company or any of the assets or properties of the Company are bound as of the Execution Date, (each, a "Business Contract" and, collectively, the "Business Contracts"):
(i) leases relating to all Leased Real Property; (ii) capital or operating leases or conditional sales agreements relating to any assets or properties of the Company; (iii) employment, consulting, separation, collective bargaining or other labor agreements including Contracts (1) to employ or terminate executive officers or other personnel and other contracts with present or former officers or directors of the Company or (2) that will result in the payment by, or the creation of any Liability to pay on behalf of Purchaser or the Company any severance, termination, "golden parachute," or other similar payments to any present or former personnel following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement;
(iv) agreements for the purchase of inventory, other materials, services or real or personal property; (v) agreements under which the Company is obligated to indemnify, or entitled to indemnification from, any other Person, other than any agreement that requires indemnification solely in connection with or as a result of a breach of such agreement; (vi) manufacturing or joint development agreements; (vii) license agreements or royalty agreements, whether the Company is the licensor or licensee thereunder; (viii) confidentiality and non-disclosure agreements (whether the Company is the beneficiary or the obligated party thereunder); (ix) customer orders or sales contracts under which the customer is to make a payment after the Execution Date; (x) distributor agreements, sales agency agreements or similar agreements providing for potential payments by or to the Company in excess of $15,000 on an annual basis;
(xi) Contracts providing for potential payments by or to the Company in excess of $15,000 on an annual basis, actual or potential, after the Execution Date;
(xii) Contracts or commitments relating to commission arrangements with others;
(xiii) sales agency, advertising representative or advertising or public relations contract which is not terminable by the Company without penalty on 30 days' notice or less (xiv) promissory notes, loans, agreements, indentures, evidences of indebtedness, letters of credit, guarantees, or other instruments relating to an obligation to pay money, whether the Company shall be the borrower, lender or guarantor thereunder (excluding credit provided by the Company in the ordinary course of business to purchasers of its products and obligations to pay vendors in the ordinary course of business and consistent with past practice); (xv) Contracts containing covenants limiting the freedom of the Company or any officer, director, employee or Affiliate of the Company, to engage in any line of business or compete with any Person that relates directly or indirectly to the Business; (xvi) Contracts with the federal, state or local government or any agency or department thereof; (xvii) Contracts with a Related Party; and (xviii) all other Contracts necessary for the operation of the Business as it is currently conducted.

                  (b) The Company has made available to the Purchaser and its agents and Representatives a copy of each written Business Contract. Each Business Contract is, in full force and effect and represents a valid, binding and enforceable obligation of the Company in accordance with the respective terms thereof and, to the knowledge of the Company, represent a valid, binding and enforceable obligation of each of the other parties thereto, subject to the Enforceability Exceptions. There exists no material breach or material default (or event that with notice or the lapse of time, or both, would constitute a material breach or material default) on the part of the Company or, to the knowledge of the Company, on the part of any other party under any Business Contract. The Company has fulfilled, or taken all action necessary to enable it to fulfill when due, all of its material obligations under each Business Contract.

         4.11 Business Licenses. The Company owns or possesses all right, title and interest in and to all Licenses which are necessary to conduct the Business as conducted by the Company as of the Execution Date (each, a "Business License" and, collectively, the "Business Licenses") each of which is set forth in Section 4.11 of the Disclosure Schedule. All Business Licenses are valid and in full force and effect. No loss, revocation or expiration of any Business License is pending or, to the knowledge of the Company, threatened, other than the expiration of any Business Licenses in accordance with the terms thereof which may be renewed in the ordinary course of business. The Company is not in default, nor has it nor the Seller received any written notice of any claim of default, with respect to any such Business License. To the knowledge of the Company, the Company has not engaged in any activity which would cause the revocation or suspension or limitation of any Business License.

         4.12     Business Employees.

                  (a) Section 4.12 of the Disclosure Schedule contains a true, correct and complete list of all employees of the Company, including (and designating as such) any such employee who is an inactive employee on paid or unpaid leave of absence, and indicating date of employment, current title and base salary, and compensation for 2006. Each employee set forth in Section 4.12 of the Disclosure Schedule who remains employed by the Company immediately prior to the Closing (whether actively or inactively), and each additional employee who is hired by the Company following the Execution Date and prior to the Closing in accordance with the terms and conditions hereof who remains employed by the Company immediately prior to the Closing (whether actively or inactively), shall be referred to herein individually as a "Business Employee" and collectively, as "Business Employees." Since the Latest Balance Sheet Date, except as disclosed in Section 4.12 of the Disclosure Schedule, the Company has not: (i) increased the compensation payable or to become payable to or for the benefit of any of its employees (other than normal annual salary increases consistent with past practice); (ii) increased the amount payable to any of its employees upon the termination of such persons' employment; or (iii) increased, augmented or improved benefits granted to or for the benefit of its employees under any bonus, profit sharing, pension, retirement, deferred compensation, insurance or other direct or indirect benefit plan or arrangement (other than consistent with past practice).

                  (b) Except as set forth in Section 4.12 of the Disclosure Schedule, no director, officer or employee of the Company is a party to any employment or other agreement that entitles him or her to compensation or other consideration upon the acquisition by any Person of the Business or the Shares.

         4.13     Employee Benefit Plans.

                  (a) Section 4.13(a) of the Disclosure Schedule contains a true, correct and complete list and description of each employment, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, equity (or equity-based), leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workmen's compensation or other insurance, severance, separation, termination, change of control or other benefit plan, agreement (including any collective bargaining agreement), practice, policy or arrangement, whether written or oral, and whether or not subject to ERISA (including, without limitation, any "employee benefit plan" within the meaning of Section 3(3) of ERISA), which the Company sponsors, maintains, has any obligation to contribute to, has Liability under or is otherwise a party to as of the Execution Date, and which covers or otherwise provides benefits to any Business Employee or former Business Employee (or their dependents or beneficiaries) or any employee, director or consultant of any predecessor entity of either of the Company (or their dependents or beneficiaries) with respect to their relationship with the Company (each, a "Benefit Plan" and, collectively, the "Benefit Plans").

                  (b) The Seller is responsible for the administration for each Benefit Plan, and each Benefit Plan which has at any time been intended to qualify under Section 401(a) of the Internal Revenue Code, and each associated trust which at any time has been intended to be exempt from taxation pursuant to
Section 501(a) of the Internal Revenue Code, is the subject of a favorable determination, opinion or approval letter from the Internal Revenue Service ("IRS") regarding its qualification or exemption from taxation, as applicable, under such section. No event or omission has occurred which could reasonably be expected to cause any such Benefit Plan to lose its qualification under the applicable Internal Revenue Code section.

                  (c) To the knowledge of the Company or the Seller, there has not been any material failure of any party to comply with any Laws applicable to the Benefit Plans that have been maintained by the Seller. No litigation, arbitration, or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of the Company or the Seller, threatened with respect to any Benefit Plan.

                  (d) Neither the Seller nor any ERISA Affiliate has ever maintained any Multiemployer Plan. None of the Benefits Plans that is a "pension plan" (as such term is defined under Section 3(2) of ERISA) has an accumulated funding deficiency within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. With respect to each Benefit Plan that is a "welfare plan" (as such term is defined under Section 3(1) of ERISA), the Seller has at all times retained the right to amend, modify, or terminate benefits under the Benefit Plan at any time, and neither the Seller nor any of its ERISA Affiliates has made any agreements, promises or representations, whether orally or in writing, that are inconsistent with these retained rights.

                  (e) With respect to each Benefit Plan maintained by the Seller within the three years preceding the Closing, complete and correct copies of the following documents (if applicable to such Benefit Plan) have previously been delivered or made available to the Purchaser: (i) All documents embodying or governing such Benefit Plan, and any funding medium for the Benefit Plan (including, without limitation, trust agreements) as they may have been amended;
(ii) the most recent IRS determination, opinion or approval letter with respect to such Benefit Plan under Internal Revenue Code Sections 401 and 501(a), and any applications for determination or approval subsequently filed with the IRS;
(iii) the three most recently filed IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto; (iv) the summary plan description for such Benefit Plan (or other descriptions of such Benefit Plan provided to employees) and all modifications thereto; (v) any insurance policy (including any fiduciary liability insurance policy) related to such Benefit Plan; (vi) any documents evidencing any loan to an Benefit Plan that is a leveraged employee stock ownership plan; and (vii) all other materials reasonably necessary for the Purchaser to perform any of its responsibilities with respect to any Benefit Plan subsequent to the Closing (including, without limitation, health care continuation requirements).

                  (f) Except as set forth in Section 4.13(f) of the Disclosure Schedule, neither the Seller nor any ERISA Affiliate has any announced plan or legally binding commitment to create any additional Benefit Plan which is intended to cover employees or former employees of the Company or to amend or modify any existing Benefit Plan which covers or has covered employees or former employees of the Company or any ERISA Affiliate (with respect to their relationship with such entities).

                  (g) To the knowledge of the Company or the Seller, no event has occurred in connection with which the Company, directly or indirectly, could be subject to any material liability (i) under any statute, regulation or governmental order relating to any Benefit Plans or (ii) pursuant to any obligation of the Company to indemnify any person against liability incurred under any such statute, regulation or order as they relate to the Benefit Plans.

                  (h) Except as set forth on Section 4.13(f) of the Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will result in the acceleration or creation of any rights of any person to benefits under any Benefit Plan (including, without limitation, the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

                  (i) Each Benefit Plan and related trust agreement or other funding instrument, as applicable, which covers or has covered employees or former employees of the Company is legally valid and binding and in full force and effect.

                  (j) All contributions required to be made by the Company with respect to any Benefit Plan due as of any date through and including the Closing Date have been made when due.

                  (k) Each individual providing services to the Company has been properly characterized and treated as being either an employee or an independent contractor.

         4.14     Sufficiency of Purchased Assets.

                  (a) The assets owned, leased or held by the Company (including the Leased Assets) constitute all of the assets, properties and rights necessary for the conduct of the Business by the Company, in a manner consistent with past practice.

                  (b) The tangible personal property owned by the Company, and the Leased Assets which are tangible personal property, are in good and serviceable condition and repair (ordinary wear and tear excepted) for property of comparable type, age and usage and all inventory is of good and usable quality, except for tangible personal property that is obsolete and no longer used in the Business and items of below-standard quality, all of which have been written off or written down to net realizable value in the Latest Balance Sheet.

                  (c) All accounts receivable of the Company have arisen from bona fide transactions by the Company in the ordinary course of the Business and constitute only valid claims which are not subject to any known counterclaims or setoffs.

         4.15 Financial Statements. The Seller has made available to the Purchaser true and correct copies of the audited balance sheet of the Company at December 31, 2005 and December 31, 2004, the audited statements of income, cash flows and shareholder's equity of the Company for each of the fiscal years then ended, including the notes thereto, and the unaudited balance sheet ("Latest Balance Sheet") of the Company dated September 30, 2006 ("Latest Balance Sheet Date"), and the unaudited statement of income for the nine-month period then ended presented on a basis that is consistent with the year-end audited financial statements in all material respects. All of the foregoing financial statements are referred to collectively as the "Company's Financial Statements." Except as disclosed in the Company's Financial Statements, the Company's Financial Statements (i) have been prepared from, and are in accordance with, the books and records of the Company, (ii) present fairly and accurately, in all material respects, the financial position, results of the operations and cash flows of the Company as of the dates and for the applicable periods indicated, and (iii) in each case in conformity with GAAP consistently applied except as noted therein (subject, in the case of (ii) and (iii) above in respect of the unaudited Company Financial Statements, to normal year-end audit adjustments including, without limitation, such adjustments related to uncollectible revenues, unbilled accounts receivable, deferred income tax assets, directories accounts receivable classification, and classification of commissions relating to national directories advertiser in accordance with policies disclosed to the Purchaser, and the absence of notes).

         4.16 No Undisclosed Liabilities. The Company has no Liabilities other than (a) the Liabilities reflected on the Latest Balance Sheet, and (b) Liabilities incurred in the ordinary course of business after the Latest Balance Sheet Date, none of which is material to the assets, properties, business, results of operations or condition (financial or otherwise) of the Company, and none of which result from any violation or default of any Business Contract or Law.

         4.17 Absence of Certain Changes or Events. Since September 30, 2006 there has not been any:

                  (a)      Material Adverse Change;

                  (b) failure to operate the Business in the ordinary course or failure to use commercially reasonable efforts to preserve the Business intact and to preserve for Purchaser the continued services of the Business Employees and independent contractors and the goodwill of suppliers, customers and others having business relations with the Company or its Representatives;

                  (c) resignation or termination of any officer or Business Employee whose annual compensation exceeds $65,000, or any increase in the rate of compensation payable or to become payable to any officer, Business Employee or Representative of the Company, including the making of any loan to, or the payment, grant or accrual of any bonus, incentive compensation, service award or other similar benefit to, any such Person, or the addition to, modification of, or contribution to any Benefit Plan other than the extension of coverage under such plan to others who became eligible after the Latest Balance Sheet Date, in each case other than in the ordinary course of business and consistent with past practice;

                  (d) any payment, loan or advance of any amount to or in respect of, or the sale, transfer or lease of any properties or assets to, or entering into of any Contract with, any Related Party, except compensation to Business Employees in the ordinary course of business;

                  (e) sale, assignment, license, transfer or encumbrance of any assets tangible or intangible, singly or in the aggregate, other than in the ordinary course of business and consistent with past practice;

                  (f) new Contracts, or extensions, modifications, terminations or renewals thereof, except for Contracts entered into, modified or terminated in the ordinary course of business and consistent with past practice;

                  (g) actual or threatened termination of any material customer account or group of accounts or actual or, to the knowledge of the Company, threatened material reduction in purchases or royalties payable by any such customer or, to the knowledge of the Company, the occurrence of any event that is likely to result in any such termination or reduction;

                  (h) disposition or lapsing of any of the Company's Proprietary Rights, in whole or in part or, to the knowledge of the Company, any disclosure of any trade secret, process or know-how to any Person not a Business Employee;

                  (i) change in accounting methods or practices by the Company;

                  (j) revaluation by the Company of any of the assets, including writing off notes or accounts receivable or Inventory other than for which reserves have been established;

                  (k) issuance or reservation for issuance by the Company of any shares of stock or other equity securities or obligations or securities convertible into or exchangeable for shares of stock or other equity securities;

                  (l)      amendment of the Articles of Incorporation or Bylaws;

                  (m) capital expenditure or execution of any lease or any incurring of liability therefor by the Company, involving payments in excess of $5,000 in the aggregate;

                  (n) failure to pay any material obligation of the Company when due;

                  (o) cancellation of any indebtedness or waiver of any rights of substantial value to the Company, except in the ordinary course of business and consistent with past practice;

                  (p) payment, discharge or satisfaction of any material Encumbrances or Liabilities of the Company other than in the ordinary course of business;

                  (q) delay in payment of any of the Company's material payables or prepayment of any such material payables other than in the ordinary course of business;

                  (r) indebtedness incurred by the Company for borrowed money or any commitment to borrow money entered into by the Company, or any loans made or agreed to be made by the Company;

                  (s) Liability incurred by the Company except in the ordinary course of business and consistent with past practice, or any increase or change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves; or

                  (t)      agreement by the Company to do any of the foregoing.

         4.18 Subsidiaries and Investments. The Company does not have any Subsidiaries, nor does it own any direct or indirect equity or debt interest in any other Person, nor is it obligated or committed to acquire any such interest.

         4.19     Litigation; Governmental Orders.

                  (a) As of the Execution Date, there are no pending or, to the knowledge of the Company, threatened or anticipated Actions by any Person or Governmental Entity against or relating to the Company or, to the knowledge of the Company, any current or former employees (in their capacity as such) of the Company, or to which the Shares or any assets of the Company are subject. To the knowledge of the Company, there is no basis for any Action, which if adversely determined against the Seller, the Company, their directors or officers, or any other Person could reasonably be expected to result in a loss to the Company, individually or in the aggregate, in excess of $5,000.

                  (b) The Company is not subject to or bound by any Governmental Order.

         4.20 Compliance with Laws. The Company has conducted its business in material compliance with, and neither the Seller nor the Company has received any claim or notice that the Company is not in material compliance with, all Laws and Governmental Orders applicable to the Company, the Business, the Shares or any material assets of the Company.

         4.21 Environmental Matters. (a) No Hazardous Material is present at any of the Leased Real Property in violation of any applicable Environmental Law, (b) the Company is in compliance in all material respects with all Environmental Laws and has obtained and is in compliance in all material respects with all Environmental Permits, (c) as of the Execution Date, no Action is pending or, to the knowledge of the Company, has been threatened in writing against the Seller or the Company concerning any of the Leased Real Property, or any of the Hazardous Materials Activities of the Company; (d) the Company has not received any notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, (i) any Release or threatened Release by the Company of any Hazardous Material at any location or (ii) an alleged violation of or non-compliance by the Company with the conditions of any permit required under any Environmental Law or the provisions of any Environmental Law, and the Company has not received any notice of any other claim, demand or Action by any Person alleging any actual or threatened injury or damage to any Person, property, natural resource or the environment arising from or relating to any Release or threatened Release by the Company of any Hazardous Material; (e) there are no present or past Environmental Conditions in any way relating to the Company, the Business or the assets or properties of the Company; and (f) the Company has given all notices and warnings, made all reports, and has kept and maintained all records required by and in compliance with all Environmental Laws.

         4.22     Taxes.

                  (a) Either Seller or the Company (i) has timely filed or caused to be filed on a timely basis with the appropriate taxing authorities all material Tax Returns required to be filed by the Company and (ii) has paid or made adequate provision for the payment of all Taxes shown to be due on such Tax Returns. Such Tax Returns are true, correct and complete in all material respects.

                  (b) (i) There are no liens for Taxes with respect to the assets of the Company (except for statutory liens for current Taxes not yet delinquent); (ii) there is no claim or dispute concerning Taxes in respect of the Company that has been asserted by any taxing authority in writing; and (iii) none of the Tax Returns filed by the Company are currently being audited or examined by any taxing authority.

                  (c) The Company has not received in writing from any taxing authority within the last thirty-six (36) months (including jurisdictions where the Company has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review regarding Taxes of the Company, or (ii) request for information related to Tax matters of the Company.

                  (d) In all material respects, the Company withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any officer, employee, independent contractor, creditor, stockholder or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

                  (e) Neither the Company nor any member of any affiliated, consolidated, combined or unitary group of which the Company is a member has granted or is subject to any extension or waiver of the statute of limitations for assessments applicable to any Tax Return filed by the Company, which period (after giving effect to such extension or waiver) has not yet expired.

                  (f) The Company is not a party to any Tax allocation or sharing agreement.

                  (g) The Company does not have any liability for the Taxes of any person (other than the Company) under Section 1.1502-6 of the Treasury Regulations or any similar provision of applicable Law.

                  (h) The Company: (i) is not a party to any "reportable transaction" within the meaning of Section 1.6011-4 of the Treasury Regulations,
(ii) was not, during the five (5) year period ending on the date hereof, a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code, and (iii) is not a party to any contract, agreement, plan or arrangement including, without limitation, this Agreement, which could give rise to the payment of any amount that would not be deductible or on which a penalty or excise or additional tax could be imposed pursuant to Sections 162(m), 280G or 4999 of the Internal Revenue Code (except by reason of compensation paid by Purchaser or its Affiliates after the Closing that is not paid pursuant to a binding obligation of the Company at the time of Closing or by reason of an employee's status as a 162(m) covered executive with the Purchaser or its Affiliates).

         4.23 Labor Matters. (a) To the Company's knowledge, the Company is and since January 1, 2000 has been in compliance in all material respects with all Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, employment termination, reductions in force or plant closings (collectively, "Employment Laws"); (b) the Company has not experienced any strikes, grievances or claims of unfair labor practice; (c) the Company has no knowledge of any organizational effort being made or threatened by or on behalf of any labor union with respect to any of its employees; (d) with respect to the Company's employees, there has not been, and there is not pending or existing or, to the Company's knowledge, threatened, any strike, work stoppage, labor arbitration or proceeding in respect of the grievance of any employee, any application or complaint filed by an employee, union or works council with the National Labor Relations Board or any comparable Governmental Entity, organizational activity or other similar labor dispute against the Company; (e) no application for certification of a collective bargaining agent is pending or, to the Company's knowledge, threatened with respect to any employees of the Company; (f) there is no lockout of any employees by the Company; (g) there are no claims currently pending or, to the Company's knowledge, threatened against the Company alleging the violation of any Employment Laws, or any other claim currently pending or to the Company's knowledge threatened against the Company, whether based in tort, contract or Law, arising out of or relating in any way to any Person's employment (actual or alleged), application for employment or termination of employment with the Company; (h) the Company has not been found liable for the payment of material Taxes, fines, penalties or other amounts, however designated, for failure to comply with any Employment Laws; (i) the Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union; and (j) except as set forth in
Section 4.23 of the Disclosure Schedule, the employment of each officer and employee of the Company is terminable at the will of the Company, and the Company is not a party to, bound by, or operating under any employment agreement or other agreement with any officer or employee of the Company.

         4.24 Insurance. Section 4.24 of the Disclosure Schedule sets forth a true, correct and complete list of all insurance policies of any kind or nature maintained as of the date of this Agreement by or on behalf of the Company or the Seller for the benefit of the Company or the Business (the "Business Insurance Policies"), in each case, indicating the type of coverage, name of insured, name of insurance carrier or underwriter, premium thereon, policy limits and expiration date of each Business Insurance Policy. All Business Insurance Policies are in full force and effect and neither the Seller nor the Company is in default in any material respect with respect to its obligations under any Business Insurance Policy. The Seller has delivered or made available to the Purchaser complete and correct copies of all Business Insurance Policies (together with riders and amendments thereto) set forth in
Section 4.24 of the Disclosure Schedule. Neither the Seller nor the Company has had coverage under any Business Insurance Policy cancelled by any carrier.
Section 4.24 of the Disclosure Schedule sets forth all claims in excess of $25,000 made by the Seller or the Company for the period beginning January 1, 2002 under any Business Insurance Policy, setting forth as to each claim the date, nature and amount hereof and its disposition (indicating the date and amount as applicable) or current status.

         4.25 Officers and Directors; Affiliates. Section 4.25 of the Disclosure Schedule sets forth a list of all the officers and directors of the Company. Except as expressly contemplated by this Agreement or set forth in
Section 4.25 of the Disclosure Schedule, the Seller has not, and no officer, Affiliate (other than the Company) or director of the Seller has, entered into any contract or agreement (written or oral) with the Company which is binding upon the Company following the Closing.

         4.26 Bank Accounts. Section 4.26 of the Disclosure Schedule sets forth a list of all of the Company's bank accounts, safe deposit boxes, and related powers of attorney, and persons authorized to draw thereon or have access thereto. The Company does not have any outstanding powers of attorney except as contemplated above.

         4.27 Certain Fees. Except for the engagement of UBS Securities LLC (the fees and expenses of which will be borne solely by Seller), neither Seller nor the Company has employed any financial adviser or finder or incurred any liability for any financial advisory or finder's fees in connection with this Agreement or the transaction contemplated by this Agreement.

         4.28 Disclosure. None of this Agreement, nor any of the other documents to be delivered or executed in connection herewith, nor any Schedule or Exhibit attached hereto or thereto nor any document furnished to the Purchaser by the Seller or the Company contains any material, untrue statement of a fact.

         4.29     History of the Company.

                  (a) The Company, formerly known as Roseville Directory Company, was originally incorporated on December 6, 1996, and commenced operations of the Business on such date. At all times since December 6, 1996, the Company has: (i) been exclusively engaged in the Business, (ii) at no time owned, controlled, operated or managed any telephone line (as that term is defined in Public Utilities Code ("PUC") Section 233) for compensation within the State of California, and (iii) at no time been a public utility as that term is defined at PUC Section 216 ("Public Utility").

                  (b) None of the assets of the Company, as reflected on the Latest Balance Sheet, and the Intellectual Property listed on Schedule A to the License Agreement, along with all additions to such assets from the Latest Balance Sheet through the date hereof were acquired from SureWest Telephone or any other Public Utility.

                                    ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser hereby represents and warrants to the Seller and the Company as follows:

         5.1 Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

         5.2 Authority. The Purchaser has all requisite power and authority to enter into this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements, the performance by the Purchaser of its obligations hereunder and thereunder, and the consummation by the Purchaser of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of the Purchaser. This Agreement has been, and each of the Ancillary Agreements at the Closing will have been, duly executed and delivered by the Purchaser and, assuming the due authorization execution and delivery of this Agreement by the Seller and the Company, this Agreement constitutes, and each of the Ancillary Agreements will be at the Closing, a legally valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions.

         5.3 No Violation. Assuming that all consents, waivers, approvals, orders and authorizations set forth on Schedule 5.3 hereto have been obtained and all registrations, qualifications, designations, declarations or filings with any Governmental Authorities set forth on Schedule 5.4 hereto have been made, the execution and delivery by the Purchaser of this Agreement, the performance by the Purchaser of its obligations hereunder, and the consummation by the Purchaser of the transactions contemplated hereby, will not conflict with or violate in any material respect, constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, give rise to any right of termination, amendment, modification. acceleration or cancellation of any material obligation or loss of any material benefit under, result in the creation of any Encumbrance other than a Permitted Encumbrance on any of the assets or properties of the Purchaser pursuant to, or require the Purchaser to obtain any consent, waiver, approval or action of, make any filing with, or give any notice to any Person as a result or under, the terms or provisions of (a) the organizational documents of the Purchaser, (b) any contract to which the Purchaser is a party or is bound, or
(c) any Law applicable to the Purchaser, or any Governmental Order issued by a Governmental Entity by which the Purchaser is in any way bound or obligated.

         5.4 Governmental Consents. Except as set forth on Schedule 5.4, no consent, waiver, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity is required on the part of the Purchaser in connection with the execution and delivery by the Purchaser of this Agreement, the performance by the Purchaser of its obligations hereunder, and the consummation by the Purchaser of the transactions contemplated hereby.

         5.5 Investment Intent. The Purchaser acknowledges that the Shares have not been registered under the Securities Act, and may not be resold absent registration under the Securities Act or an applicable exemption from the registration and prospectus delivery requirements of the Securities Act. The Purchaser further acknowledges that neither the Seller nor the Company are under any obligation, nor assumes any obligation pursuant to the terms hereof, or the terms of any other certificate, instrument or other document executed and delivered by Seller or the Company in connection with the transactions contemplated hereby, to register the Shares under the Securities Act or any state securities or "blue sky" Laws. The Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view toward any resale or other distribution thereof (within the meaning of the Securities Act). The Purchaser qualifies as an "accredited investor" as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act. The Purchaser is knowledgeable, sophisticated and experienced in making decisions with respect to investments in shares presenting an investment decision like that involved in the purchase of the Shares, and has requested, received, reviewed and considered all information it deemed relevant in making an informed decision to purchase the Shares.

         5.6 Certain Fees. Neither the Purchaser nor any of its Affiliates has employed any financial adviser or finder or incurred any liability for any financial advisory or finder's fees in connection with this Agreement or the transaction contemplated by this Agreement.

         5.7 Sufficient Funds. The Purchaser has, and shall have at the Closing, sufficient immediately available funds to enable it to consummate the transactions contemplated by this Agreement and to pay all related fees and expenses for which the Purchaser will be responsible.

                                   ARTICLE VI

                            COVENANTS AND AGREEMENTS

         6.1      Conduct of Business.

                  (a) At all times during the period commencing upon the Execution Date and terminating upon the earlier to occur of the Closing or the termination of this Agreement pursuant to and in accordance with the terms of
Section 8.1 hereof, unless the Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), the Company shall, and the Seller shall cause the Company to, (a) conduct operations in the ordinary course of business and consistent with past practices, (b) use commercially reasonable efforts to preserve intact the goodwill of the Company in all material respects and the current relationships of the Company with its officers, employees, customers, suppliers and others with significant and recurring business dealings with the Company, (c) use commercially reasonable efforts to maintain all business insurance policies and all Business Licenses that are necessary for the Company to carry on the Business in the manner conducted by the Company as of the Execution Date, (d) maintain the books of account and records of the Company in the usual, regular and ordinary manner and consistent with past practices, and (e) not take any action that would result in a breach of or inaccuracy in (in each case as of the Closing) any of the representations and warranties of the Company contained in Article IV hereof.

                  (b) At all times during the period commencing as of the Execution Date and terminating upon the earlier to occur of the Closing or the termination of this Agreement pursuant to and in accordance with the terms of
Section 8.1 hereof, unless the Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), the Company shall not take, or caused to be taken, and the Seller shall not permit the Company to take, or cause to be taken, any of the following actions to:

                           (i)      merge with or into, or consolidate with, any
other Person;

                           (ii)     change or agree to rearrange in any material
respect the character of the Business;

                           (iii)    (A) adopt, enter into or materially amend
any arrangement which is, or would be, a material Benefit Plan unless otherwise required by applicable Law, this Agreement or pursuant to an existing Contract unless applicable to all of the employees of Seller and its Affiliates;

                           (iv)     knowingly waive any right of material value;


                           (v)      make any change in the accounting  methods
or practices of the Company, or make any changes in depreciation or amortization policies or rates adopted by the Company;

                           (vi)     make any material write down of assets,
including Inventory, or material write off as uncollectible of accounts receivable other than in the ordinary course of business consistent with past practice;

                           (vii)    except as provided in Section 6.13, increase
any wage, salary, bonus or other direct or indirect compensation payable or to become payable to any of the Business Employees, or make any accrual for or commitment or agreement to make or pay the same, other than increases in wages, salary, bonuses or other direct or indirect compensation made in the ordinary course of business consistent with past practice, and those required by any existing Contract or Law;

                           (viii)   except for the license and/or lease between
the Company and SureWest Telephone described in Section 6.21, enter into any transactions with any of its shareholders, officers, directors or employees or their immediate family members, or any Affiliate of any of the foregoing, other than employment, compensation or benefit arrangements made in the ordinary course of business consistent with past practice or those required by any existing Contract or Law;

                           (ix)     make any payment or commitment to pay any
severance or termination pay to any Business Employee or any independent contractor, consultant, agent or other representative of the Business, other than payments or commitments to pay such Business Employees in the ordinary course of business consistent with past practice or those required by any existing Contract or Law;

                           (x)      except for the license  and/or lease between
the Company and SureWest Telephone described in Section 6.21, enter into any real property lease (as lessor or lessee);

                           (xi)     incur any indebtedness for borrowed money,
or assume, guarantee, endorse (other than endorsements for deposit or collection in the ordinary course of business), or otherwise become responsible for obligations of any other Person;

                           (xii)    make any acquisition of all or any part of
the capital stock or all or substantially all of the assets, properties or business of any other Person;

                           (xiii)   enter into any commitments to make capital
expenditures payable after the Closing other than in the ordinary course of business consistent with past practice;

                           (xiv)    except in the ordinary course of business
and except for the license and/or lease between the Company and SureWest Telephone described in Section 6.21, enter into (A) any Contract that would constitute a Business Contract, or (B) any material amendment, modification, extension, waiver or termination of any existing Business Contract;

                           (xv)     permit any business insurance policies
naming the Company as a beneficiary or a loss payable payee, or otherwise relating to the Business, to be cancelled or terminated;

                           (xvi)    issue or commit to issue any shares of its
capital stock or any other securities or any securities convertible into shares of its capital stock or any other securities, including options and warrants therefor;

                           (xvii)   except as otherwise permitted by
Section 3.3(a), declare, pay or incur any obligation to pay any dividend on its capital stock or declare, make or incur any obligation to make any distribution or redemption with respect to capital stock;

                           (xviii)  make any change to the Articles of
Incorporation or Bylaws;

                           (xix)    fail to pay its accounts  payable and any
debts owed or obligations due, or fail to pay or discharge when due any Liabilities, except for bona fide good faith disputes;

                           (xx)     dispose of,  permit to lapse,  transfer  or
grant any Proprietary Rights, or disclose to any Person other than Representatives of the Purchaser any material Proprietary Rights not theretofore a matter of public knowledge;

                           (xxi)    fail to maintain all property of the Company
in customary repair, order and condition consistent with the Company's current maintenance policies, ordinary wear and tear excepted;

                           (xxii)   take action to  accelerate  the payment or
collection of account receivables or other amounts due to the Company, except in the ordinary course of business;

                           (xxiii)  mortgage,  pledge or otherwise  encumber any
assets or properties of the Company or sell, transfer, license or otherwise dispose of any assets except for sales of products and services and standard customer non-exclusive licenses, in each case in the ordinary course of business and consistent with past practice;

                           (xxiv)   make any  investment  of a capital  nature
either by purchase of stock or securities, contributions to capital, property transfer or otherwise, or by the purchase of any property or assets of any other Person, except capital expenditures in the ordinary course of business consistent with past practice; or

                           (xxv)    enter into an agreement to do any of things
prohibited by clauses (i) through (xxiv) of this Section 6.1.

         6.2 Access and Information. Subject to the terms of the Confidentiality Agreement, at all times during the period commencing as of the Execution Date and terminating upon the earlier to occur of the Closing or the termination of this Agreement pursuant to and in accordance with the terms of
Section 8.1 hereof, the Seller and the Company shall permit the Purchaser and its Representatives to have reasonable access, upon reasonable notice and during normal business hours, to all Business Employees, assets and properties and all relevant books, records and documents of the Company, and shall furnish to the Purchaser and its Representatives such information and data, financial records and other documents relating to the Company as the Purchaser and its Representatives may reasonably request. The Seller and the Company shall permit the Purchaser and its Representatives reasonable access to the accountants, auditors and suppliers of the Company for reasonable consultation or verification of any information obtained by the Purchaser and its Representatives during the course of any investigation conducted pursuant to this Section 6.2, and shall use all commercially reasonable efforts to cause such Persons to cooperate with the Purchaser and its Representatives in such consultations and in verifying such information.

         6.3      Confidentiality.

                  (a) The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect from and after the Closing in accordance with the terms thereof, such that the information obtained by any party hereto, or its Representatives, during any investigation conducted pursuant to Section 6.2 hereof, in connection with the negotiation, execution and performance of this Agreement, the consummation of the transactions contemplated hereby, or otherwise, shall be governed by the terms set forth in the Confidentiality Agreement. From the Execution Date, to the extent of any conflict in the provisions of the Confidentiality Agreement and the provisions of Section 6.3(b) - (h) below, the provisions of Section 6.3(b) - (h) shall control.

                  (b) "Confidential Information" means information that is disclosed or made available by or on behalf of a party hereto or its Affiliates (collectively the "Disclosing Party") to the other party (together with its directors, officers, employees and authorized contractors, the "Receiving Party") in connection with either party's performance of its obligations and duties or exercise of its rights pursuant to this Agreement and the Ancillary Agreements. Confidential Information may be disclosed in written or other tangible form (including on magnetic media) or by oral, visual or other means. Confidential Information does not include any information which: (i) prior to, at, or after Receiving Party's receipt, is published or becomes otherwise known by or available to the public through no act or omission by Receiving Party in violation hereof or other wrongful act; (ii) is provided to Receiving Party without restriction by a person or entity (other than Disclosing Party) who has a bona fide right to make such information available without restriction; or
(iii) is independently developed by or on behalf of Receiving Party without use of the Confidential Information of Disclosing Party. For the avoidance of doubt,
(X) Accessed Information, (Y) information in any form, that is received or learned by Purchaser regarding Seller or its Affiliates' employees, customers or potential customers, whether in personally identifiable form or not, and (Z) Seller "CPNI" (as that term is or may subsequently be defined in the Communications Act of 1934, as amended, and in the implementing rules, regulations and orders of the FCC), shall be deemed to be Seller Confidential Information. In addition to any restrictions under this Agreement or the Ancillary Agreements, Purchaser's access to, and use of Seller CPNI shall be subject to the requirements and restrictions on use contained in such act. For the avoidance of doubt, following the Closing, (i) except where Purchaser acts as an agent of Seller or SureWest Telephone, Purchaser shall not be bound by any of the restrictions contained in this Section 6.3 (as a Receiving Party) with respect to Confidential Information of the Company, and (ii) Seller shall be bound by the restrictions contained in this Section 6.3 (as a Receiving Party) with respect to the Confidential Information of the Company.

                  (c) The Receiving Party agrees to maintain in strict confidence all Confidential Information. Receiving Party will use the Confidential Information only for the specific purposes contemplated under this Agreement or the Ancillary Agreements. Receiving Party will not, without obtaining Disclosing Party's prior written consent, use a Disclosing Party's Confidential Information for the marketing of services to the Disclosing Party or its Affiliates, nor will Receiving Party use the Disclosing Party's Confidential Information in order to contact Disclosing Party's customers or employees (other than in connection with a party's performance of its obligations under any agreements between the parties) without obtaining the Disclosing Party's prior written consent. The Receiving Party will use, and will take commercially reasonable steps to arrange for other persons authorized to receive the Disclosing Party's Confidential Information to use, the same degree of care to protect the Disclosing Party's Confidential Information as it uses to protect its own confidential information, but in no event less than a reasonable degree of care. Notwithstanding any provision in this Agreement or the Ancillary Agreements to the contrary, neither party nor any of its respective Affiliates shall intercept, collect, retain or otherwise use the content of any Confidential Information except as is reasonably necessary to carry out the terms of this Agreement or the Ancillary Agreements, is otherwise permitted by this Agreement or the Ancillary Agreement, or subject to the terms of Section 6.3(e), pursuant to a valid order of a judicial or other competent authority.

                  (d) Except as expressly provided in this Agreement or the Ancillary Agreements, a Receiving Party shall not have any rights of use or ownership in the Confidential Information. The Disclosing Party makes no representation or warranty as to accuracy or completeness of any Confidential Information, all of which is provided on an "as is" basis. Except as expressly provided in this Agreement or the Ancillary Agreements, all Confidential Information of a Disclosing Party shall remain the property of such Disclosing Party and shall either be returned by the Receiving Party to the Disclosing Party or destroyed upon request of the Disclosing Party. Upon such request, any abstracts, notes, memoranda or other documents containing any Confidential Information or any description, summary or analysis of any Confidential Information of the Disclosing Party shall be delivered to the Disclosing Party by the Receiving Party, or at the option of the Receiving Party, destroyed, provided that the Receiving Party provides written certification of such destruction signed by an officer of the Receiving Party upon written request of Disclosing Party. Notwithstanding any return of Confidential Information, all Confidential Information, including oral Confidential Information, will continue to be subject to the provisions of this Agreement and the Ancillary Agreements. Notwithstanding the foregoing, a Receiving Party may retain copies of such Confidential Information in accordance with policies and procedures implemented by such persons in order to comply with applicable laws, regulations or other legal requirements; provided however that the provisions of this Agreement limiting use and disclosure of Confidential Information shall continue to apply, notwithstanding the expiration of the term of this Agreement, so long as a Receiving Party retains copies of such Confidential Information.

                  (e) In the event that a Receiving Party is requested or becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, investigative demand, or similar process) to disclose any of the Confidential Information, the Receiving Party will promptly provide the Disclosing Party with notice so that the Disclosing Party may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or waiver, the Receiving Party is, in the opinion of its counsel, legally compelled to disclose such Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, the Receiving Party will furnish only that portion of the Confidential Information which is legally required to be furnished and will exercise its commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information.

                  (f) Each Party acknowledges that any disclosure or misappropriation of the other Party's Confidential Information in violation of this Agreement could cause irreparable harm, the amount of which may be extremely difficult to determine, thus potentially making any remedy at law or in damages inadequate. Each Party agrees that money damages might not be a sufficient remedy for any breach or threatened breach of this Section by a Receiving Party, its Affiliates or their respective officers, employees or contractors and that the Disclosing Party shall be entitled, as may be determined by a court of competent jurisdiction, to specific performance and injunctive or other equitable relief in the event of any such breach or threatened breach, in addition to all other remedies available to the Disclosing Party at law or in equity.

                  (g) Except as expressly provided for in this Agreement, the Accessed Information may not be copied, stored in electronic form or distributed or made available to any persons or parties other than designated Purchaser employees; provided, however, that Purchaser may provide access to the Accessed Information to specific contract employees or consultants who (i) are identified in a writing delivered to Seller in advance of such access; (ii) have agreed in writing to be bound by all of the use and non-disclosure obligations and restrictions of this Agreement or an Ancillary Agreement; and (iii) will be accessing the Accessed Information through equipment that is under the supervision and control of Purchaser. Each of Purchaser and Seller will be liable for any breach of the provisions of this Section 6.3 by any of its respective officers, employees or contractors. In the event that a party becomes aware of an unpermitted third party disclosure of Confidential Information hereunder, such party shall promptly notify the other of such disclosure, and cooperate in the response and remediation of the disclosure. Each party will at all times comply with the systems access, security and privacy policies established from time to time by the other party. Each of the Purchaser and Seller represents that it has adopted an employee code of conduct which includes policies governing the safeguarding and use of third-party information.

                  (h) In addition to the foregoing, Purchaser acknowledges that there may be circumstances wherein Purchaser or its employees and authorized contractors are provided with the technical ability to access information in or execute functions of systems or databases of Seller, but which Seller has not agreed to permit Purchaser to in fact access or execute. Accordingly, where Seller has instructed Purchaser as to the appropriate scope of access to information in Seller systems and databases, or the appropriate scope of functions which Purchaser may execute, Purchaser acknowledges that it would be a material breach of this Agreement for Purchaser, its employees or contractors to either access information or to execute functions in excess of the permission granted by Seller. Seller further reserves the right to implement additional logical or technical restrictions, or segregation of databases, systems or functions, as it deems necessary to meet legal, regulatory or contractual obligations of Seller, or to adhere to then-current corporate policies, provided however, that Seller's actions under this provision shall not affect Seller's obligations to deliver service as otherwise specified in this Agreement.

         6.4      Further Actions and HSR Act.

                  (a) Upon the terms and subject to the conditions set forth in this Agreement, the Seller, the Company and the Purchaser shall each use their respective commercially reasonable efforts to take, or cause to be taken all appropriate action, and to do, or cause to be done, and to assist and cooperate with the other party hereto in doing, all things reasonably necessary, proper or advisable under applicable Laws to consummate the transactions contemplated hereby, including, without limitation: (i) obtaining all necessary Licenses, actions or nonactions, waivers, consents, approvals, authorizations, qualifications and other orders of any Governmental Authorities with competent jurisdiction over the transactions contemplated hereby (including without limitation all filings required under the HSR Act), (ii) obtaining all necessary consents, approvals or waivers from third parties, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, seeking to have vacated or reversed any stay or temporary restraining order entered by any Governmental Entity prohibiting or otherwise restraining the consummation of the transactions contemplated hereby, and (iv) executing and delivering any additional instruments, certificates and other documents necessary or advisable to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement. The Purchaser shall be solely responsible for any filing fees payable under the HSR Act with respect to the transactions contemplated by this Agreement.

                  (b) Without limiting any other provision hereof, each of the Seller and Purchaser shall, as promptly as practicable, but in no event later than five (5) Business Days following the execution and delivery of this Agreement, file with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form, if any, required for the transactions described herein and any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act. Each of the Seller and the Purchaser shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act. The Seller and the Purchaser shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and use commercially reasonable efforts to comply promptly with any such inquiry or request.

         6.5 Fulfillment of Conditions by the Seller and the Company. Neither the Seller nor the Company shall knowingly take or cause to be taken, or fail to take or cause to be taken, any action that would cause the conditions to the obligations of the Seller, the Company or the Purchaser to consummate the transactions contemplated hereby to fail to be satisfied or fulfilled at or prior to the Closing, including, without limitation, by taking or causing to be taken, or failing to take or cause to be taken any action that would cause the representations and warranties made by the Seller in Article IV hereof to fail to be true and correct as of the Closing in all material respects. The Seller and the Company shall take, or cause to be taken, all commercially reasonable actions within their power to cause to be satisfied or fulfilled, at or prior to the Closing, the conditions precedent to the Purchaser's obligations to consummate the transactions contemplated hereby as set forth in Section 7.1 hereof.

         6.6 Fulfillment of Conditions by the Purchaser. The Purchaser shall not knowingly take or cause to be taken, or fail to take or cause to be taken, any action that would cause the conditions to the obligations of the Seller, the Company or the Purchaser to consummate the transactions contemplated hereby to fail to be satisfied or fulfilled at or prior to the Closing. including, without limitation, by taking or causing to be taken, or failing to take or cause to be taken, any action that would cause the representations and warranties made by the Purchaser in Article V hereof to fail to be true and correct as of the Closing in all material respects. The Purchaser shall take, or cause to be taken, all commercially reasonable actions within its power to cause to be satisfied or fulfilled, at or prior to the Closing, the conditions precedent to the obligations of the Seller and the Company to consummate the transactions contemplated hereby as set forth in Section 7.2 hereof.

         6.7 Publicity. The Seller, the Company and the Purchaser shall cooperate with each other in the development and distribution of all news releases and other public disclosures relating to the transactions contemplated by this Agreement. Neither the Seller, the Company nor the Purchaser shall issue or make, or allow (to the extent under such party's control) to have issued or made, any press release or public announcement concerning the transactions contemplated by this Agreement without the consent of the other party hereto, except as otherwise required by applicable Law, but in any event only after giving the other party hereto a reasonable opportunity to comment on such release or announcement in advance, consistent with such applicable legal requirements.

         6.8 Transaction Costs. The Purchaser shall pay all transaction costs and expenses legal, accounting and other professional fees and expenses and other fees incurred by the Purchaser and its Affiliates in connection with the negotiation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby. The Seller shall pay all transaction costs and expenses incurred by the Seller and the Company and their Affiliates in connection with the negotiation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby.

         6.9 Retention and Delivery of Each Company's Records. From and after the Closing, the Purchaser shall preserve, in accordance with the normal document retention policy of the Business, all books and records of the Company. As soon as practicable following the Closing, the Purchaser shall deliver to the Seller information in sufficient detail to enable the Seller to prepare all Tax Returns of the Seller relating to periods ending on or prior to the Closing Date. In addition to the foregoing, from and after the Closing, the Purchaser shall cooperate with the Seller and afford to the Seller, and its Representatives, during normal business hours and upon the execution and delivery of a confidentiality and non-disclosure agreement in customary form and substance (which shall include appropriate exceptions for disclosure relating to Tax Returns and other Tax matters), reasonable access to the employees, books, records and other data relating to the Company with respect to periods prior to the Closing, and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party (a) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against any such party or Person, or its Affiliates, (b) for the preparation of Tax Returns and audits, and (c) for any other reasonable business purpose.

         6.10     Tax Matters

                  (a) Tax Periods Ending on or before the Closing Date. The Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all Tax periods ending on or prior to the Closing Date which are filed after the Closing Date. To the extent permitted by applicable Law with respect to any particular Tax regarding the Company, the Company shall elect to treat the Closing Date as the last day of the taxable period. All such Tax Returns for the Company shall be prepared and filed on a basis consistent with prior Tax Returns filed for the Company (except to the extent counsel for the Seller determines that a Tax Return cannot be so prepared and filed or an item so reported without being subject to penalties). Seller shall permit the Purchaser to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Purchaser; provided, however, that for the avoidance of doubt, any Tax Returns which are required to be filed with respect to Company on a consolidated, unitary or other combined basis with the Seller or the appropriate parent shall not be delivered to Purchaser and subject to review and comment. The Seller shall pay all Taxes of the Company with respect to tax periods ending on or before the Closing Date, or shall reimburse Purchaser for Taxes of the Company with respect to such periods within fifteen (15) days after payment by the Company of such Taxes, except to the extent that such Taxes are included in the calculation of Closing Working Capital in which case Purchaser shall pay such Tax amount.

                  (b) Tax Periods Beginning Before and Ending After the Closing Date. The Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date. All such Tax Returns for the Company shall be prepared and filed on a basis consistent with prior Tax Returns filed for the Company (except to the extent counsel for the Purchaser determines that a Tax Return cannot be so prepared and filed or an item so reported without being subject to penalties). The Purchaser shall permit the Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Seller. The Seller shall reimburse the Purchaser within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Tax period ending on the Closing Date, except to the extent that such Taxes are included in the calculation of Closing Working Capital. For purposes of the preceding sentence, Taxes shall be allocated in the manner set forth in Section 6.10(h).

                  (c) Refunds. Any Tax refunds that are received by the Purchaser or the Company, and any amounts credited against Tax to which the Purchaser or the Company become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date or allocable to the period up to and including the Closing Date for a straddle period (allocated in a manner set forth in Section 6.10(h)) shall be for the account of the Seller, and the Purchaser shall pay over to the Seller any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto, except to the extent such refund amounts are reflected as a current asset on the Latest Balance Sheet and included in the calculation of Closing Working Capital, in which case they shall be retained by the Purchaser.

                  (d) Cooperation on Tax Matters. The Purchaser, the Company and the Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Seller agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser or the Seller, any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements entered into with any Taxing authority. The Purchaser and the Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                  (e) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, "Transfer Taxes") shall be paid by the Seller when due, and the Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, the Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

                  (f) Tax Elections and Amendments. The Company shall not make or change any election with respect to Taxes, settle or compromise any material Liability with respect to Taxes or file an amended Tax Return after the date hereof which would adversely affect the Seller without Seller's prior written consent (which shall not be unreasonably withheld).

                  (g) Characterization of Payments. Any payments made to the Seller, the Company or the Purchaser pursuant to Section 6.10 or Section 9.2(a) shall constitute an adjustment of the consideration paid for the Shares for Tax purposes and shall be treated as such by the Purchaser, the Company and the Seller on their Tax Returns to the extent permitted by Law.

                  (h) Allocation of Straddle Period Tax. To the extent permitted by applicable Law with respect to any particular Tax regarding the Company, the Company shall elect to treat the Closing Date as the last day of the taxable period. For purposes of determining the amount of Taxes that are attributable to the portion of the period up to and including the Closing Date with respect to a Tax period beginning before and ending after the Closing Date
(i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period (excluding any increase in Taxes for the period as a result of the transfer of the Shares pursuant to this Agreement) multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would by payable if the relevant Tax period ended on the Closing Date.

                  (i) Section 338(h)(10) Election. Following the Closing, the Seller shall join with the Purchaser in making an election under Code
Section 338(h)(10) (and any corresponding election under state, local or foreign law) with respect to the purchase and sale of the Shares pursuant to this Agreement (the "Section 338(h)(10) Election"). The Seller will include any income, gain, loss, deduction or other Tax items resulting from the Section 338(h)(10) Election on its Tax Returns to the extent required by applicable Law. Seller shall also pay any Tax imposed on the Company attributable to making the
Section 338(h)(10) Election, including any state, local or foreign Tax imposed on the Company. The Seller and Purchaser shall cooperate in allocating the Aggregate Deemed Sale Price ("ADSP"), as defined in Treasury Regulation Section1.338-4, among the Company's assets pursuant to Treasury Regulation Section1.338-6 (the "Allocation"). In the event that Seller and Purchaser are unable to resolve any disagreements regarding the amount of the ADSP or the Allocation prior to the filing of the Form 8023, the parties shall promptly agree on dispute resolution process to resolve the dispute. Seller and Purchaser shall file their respective Forms 8883 in accordance with the Allocation. At the Closing, Seller and Purchaser shall execute a completed IRS Form 8023, in form and substance satisfactory to Purchaser and Seller. Purchaser will file such Form 8023 in the manner prescribed by applicable Treasury Regulations and will provide written evidence to Seller that it has done so.

         6.11 Related Assets and Liabilities. If any Related Party owns or otherwise possesses any right, title or interest of any type or nature whatsoever in any assets that are related to or used in the Business, the Seller shall cause its Related Parties to transfer such assets including, without limitation, any Intellectual Property identified on Schedule 4.7(a), free and clear of all Encumbrances, to the Company or the Purchaser at no cost to the Company or the Purchaser pursuant to instruments of transfer in form and substance reasonable satisfactory to the Purchaser. Without limiting the foregoing, immediately prior to the Closing, the Seller and/or its Affiliates (other than the Company) shall assume, or cause to be transferred out of the Company, all indebtedness and obligations of the Company to the Seller and/or its Affiliates, as well as any other debts or obligations for borrowed money owed to third parties, other than obligations under the license and/or lease between the Company and SureWest Telephone described in Section 6.21.

         6.12     Employees and Benefit Plans.

                  (a) The Seller shall and shall cause the Company to use all reasonable business efforts to retain the services of the Business Employees through the Closing Date. The Purchaser shall cause the Company to continue to employ immediately after the Closing each of the Business Employees at substantially the same base salary or base hourly rate of compensation as in effect for each such individual immediately before the Closing and shall provide Business Employees substantially comparable employee benefits (determined without regard to defined benefit pension plans or retiree welfare benefit plans). The Business Employees shall be given credit for time worked for the Company or its Affiliates (and their predecessors) for purposes of determining their eligibility to participate and vesting under the applicable employee benefit plans and programs of the Purchaser or its Affiliates. With respect to welfare plans maintained by the Purchaser or its Affiliates, the Purchase shall cause such plans to (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements otherwise applicable to Business Employees under such plan (including, without limitation, any actively at-work requirements) and (ii) provide each Business Employee with credit for any co-payments, deductibles and similar payments paid prior to the Closing in satisfying any analogous requirements applicable under any such welfare plan maintained by Purchaser or its Affiliates.

                  (b) Without limiting any of the provisions herein, except as set forth on Schedule 6.12(b), neither the Purchaser nor any of its Affiliates shall (i) assume any of the Benefit Plans, or any rights, duties, obligations or liabilities thereunder other than (A) obligations or liabilities under individual agreements, if any, entered into by the Company or under Benefit Plans that are not subject to ERISA maintained by the Company (if any), and (B) obligations of the Company to make contributions to the Benefit Plans sponsored by Seller arising prior to the Closing and relating to the Company's employees and former employees, (ii) become a successor employer or be responsible in any way for the Seller's participation in or obligations with respect to any Benefit Plan, or (iii) be obligated by this Agreement to make any provision with respect to employee benefits after the Closing Date, except as required by this Section 6.12. No assets of any Benefit Plan shall be transferred to the Purchaser or any of its Affiliates or to any benefit plan of the Purchaser or its Affiliates. The Seller shall, after the Closing Date, comply with the continuation coverage requirements of Sections 601 through 609 of ERISA; provided, however, that any such continuing coverage obligations resulting from a qualifying event that occurs after Business Employees are enrolled in any health plan of the Purchaser or its Affiliates shall be the responsibility of the Purchaser or its applicable Affiliate.

                  (c) Seller and its ERISA Affiliates shall take all actions necessary so that following the Closing Date, all Business Employees who participate in any tax qualified Benefit Plan that is an "employee pension benefit plan" (as such term is defined under Section 3(2) of ERISA)) (the "Seller Retirement Plans") shall be credited with imputed vesting service credit on account of continued service with the Company for purposes of continuing to vest in their interest in each such Seller Retirement Plan. Purchaser agrees to reasonably cooperate with Seller to implement the imputed vesting service credit. Purchaser further agrees to notify Seller of the employment termination or re-hire of any such Business Employee and otherwise reasonably cooperate with Seller to implement the imputed vesting service credit. Such imputed vesting service credit shall otherwise be subject to the terms of the applicable Seller Retirement Plan. Seller and its ERISA Affiliates shall take all actions necessary so that as of the Closing Date, no Business Employees shall accrue any further benefits under any Benefit Plan on account of service rendered or compensation earned after the Closing Date. As soon as practicable following the Closing Date, Seller and its ERISA Affiliates shall cause the account balances of the Business Employees in the SureWest KSOP (and any other Seller Retirement Plan that is a Section 401(k) plan) to be distributable in accordance with the terms of such plans (upon the Business Employees' severance from employment within the meaning of IRS Notice 2002-4, 2002-2 I.R.B. 298), and to the extent permitted under applicable Law, Purchaser shall permit the Business Employees who are participants in such plan(s) and who are employed by Purchaser following the Closing Date to rollover such distributions into a 401(k) plan sponsored by the Purchaser.

                  (d) Notwithstanding anything in this Article VI to the contrary, with respect to claims arising under any Benefit Plan that is a "welfare plan" (as such term is defined under Section 3(1) of ERISA), the Seller shall be solely responsible for any claims for welfare benefits that are incurred by or with respect to any employee of the Company and his or her beneficiaries or dependents before the Closing Date and (ii) Purchaser shall be solely responsible for any claims for welfare benefits that are incurred by or with respect to any Business Employee and his or her beneficiaries or dependents on or after the Closing Date. For purposes of the foregoing, a medical/dental claim shall be considered incurred when the services are rendered, the supplies are provided or medications are prescribed, and not when the condition arose.

                  (e) Subject to applicable Law, Seller and its ERISA Affiliates and Purchaser shall take all actions necessary or appropriate so that, effective as of the Closing, (i) the account balances (whether positive, in which case Seller will transfer cash equal to such balance, or negative, in which case Purchaser will transfer cash equal to such balance) under the Seller FSAs of the Business Employees who are participants in the Seller FSAs (the "Covered Employees") shall be transferred to one or more comparable plans of Purchaser to the extent Purchaser offers such benefits (collectively, the "Purchaser Flex Plans"); (ii) the elections, contribution levels and coverage levels of the Covered Employees shall apply under the Purchaser Flex Plans in the same manner as under the Seller FSAs to the extent Purchaser offers such benefits; and (iii) the Covered Employees shall be reimbursed from the Purchaser Flex Plans for claims incurred at any time during the plan year of the Seller FSA in which the Closing Date occurs and submitted to the Purchaser Flex Plans from and after the Closing Date substantially on the same basis, terms and conditions as under the Seller FSAs to the extent Purchaser offers such benefits.

                  (f)      Notwithstanding any other provision of this
Article VI, but subject to applicable Law, the Purchaser and the Seller and their respective Affiliates shall cooperate in the timely transfer of all data and information necessary for the Purchaser to fulfill its obligations to provide benefits or payments to Business Employees as provided for in this
Article VI.

         6.13 Incentive Bonuses. The Purchaser acknowledges and agrees that the Seller may, on or prior to the Closing, pay, or cause to be paid, incentive bonuses to Business Employees in amounts up to and on the terms and conditions set forth on Schedule 6.13 ("Incentive Bonuses"). Any Incentive Bonus shall be the sole responsibility of Seller, and neither the Purchaser, the Company nor any of their Affiliates after the Closing shall assume or have any liabilities or obligations with respect to the Incentive Bonuses. The Seller will take any and all actions reasonably requested by the Purchaser to facilitate compliance with any withholding or other legal requirements in respect of the Incentive Bonuses. For the avoidance of doubt, the Seller and Purchaser agree that any Tax deduction arising from the payment of the Incentive Bonuses on or before the Closing Date shall be for the benefit of Seller.

         6.14 Investigation by the Purchaser. The Purchaser has conducted its own independent review and analysis of the business, operations, technology, assets, liabilities, results of operations, financial condition and prospects of the Company and acknowledges that the Seller has provided the Purchaser with the access requested by the Purchaser to the personnel, properties, premises and records of the Company for this purpose. In entering into this Agreement, the Purchaser has relied upon its own investigation and analysis as well as the representations and warranties of the Seller contained in this Agreement and the Ancillary Agreements, and the Purchaser (a) acknowledges that none of the Seller, the Company nor any of their respective directors, officers, employees, Affiliates, controlling Persons, agents or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Purchaser or its directors, officers, employees, Affiliates, controlling Persons, agents or representatives, and (b) agrees, to the fullest extent permitted by Law, that neither the Seller, the Company nor any of their respective directors, officers, employees, Affiliates, controlling Persons, agents or representatives shall have any liability or responsibility whatsoever to the Purchaser or its directors, officers, employees, Affiliates, controlling Persons, agents or representatives on any basis (including, without limitation, in contract or tort, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made, to the Purchaser or its directors, officers, employees, Affiliates, controlling Persons, agents or representatives (or any omissions therefrom), except in the case of clauses (a) and (b) as and only to the extent expressly set forth in this Agreement with respect to the representations and warranties of the Seller in Article IV and subject to the limitations and restrictions contained in this Agreement and the Ancillary Agreements.

         6.15 Transition Services Agreement. At the Closing, the Seller and/or certain of its Affiliates and the Company shall enter into a Transition Services Agreement substantially in the form attached as Exhibit 6.15 (the "Transition Services Agreement").

         6.16 Publishing Agreement. At the Closing, the Company and certain Affiliates of the Seller shall enter into a Publishing Agreement, substantially in the form attached as Exhibit 6.16 (the "Publishing Agreement").

         6.17 Non-Competition Agreement. At the Closing, the Purchaser, the Company, the Seller and certain Affiliates of the Seller shall enter into a Non-Competition and Non-Solicitation Agreement substantially in the form attached as Exhibit 6.17 (the "Non-Competition Agreement").

         6.18 Listings License Agreement. At the Closing, the Company, the Seller and certain Affiliates of the Seller shall enter into a Listings License Agreement substantially in the form attached as Exhibit 6.18 (the "Listings License Agreement").

         6.19 Licensing Agreement. At the Closing, the Purchaser and the Seller shall enter into a Licensing Agreement substantially in the same form attached as Exhibit 6.19 (the "Licensing Agreement").

         6.20 Billing Services Agreement. At the Closing, the Purchaser and the Seller shall enter into a Billing Services Agreement substantially in the form attached as Exhibit 6.20 (the "Billing Services Agreement").

         6.21 Revocable License; Lease. On or prior to the Closing, SureWest Telephone, a California corporation ("SureWest Telephone") shall grant to the Company a revocable license to use and occupy the space currently used by the Company in connection with the operation of the Business as of the date hereof or other reasonably equivalent SureWest Telephone space designated by Seller with the approval of Purchaser, which approval shall not be unreasonably withheld (the "Premises"). In the event SureWest Telephone revokes the license to the Premises during the term of the aforementioned license or changes the Premises after the Closing Date in accordance with the preceding sentence, Seller hereby agrees to indemnify the Company and reimburse it for all documented relocation costs. This license shall provide for a license fee of $2.50 per square foot, a term of ninety (90) days and such other terms and conditions as may be mutually agreed to by the Company and SureWest Telephone with the approval of Purchaser, which approval shall not be unreasonably withheld. In the event that the Company desires to continue its existing occupancy of the Premises after the Closing Date for a period in excess of ninety (90) days, Seller will cause SureWest Telephone to enter into negotiations with Company for a lease, and to thereafter make such filings and seek such approvals as are required by Law.

         6.22 Transition of Certain Information. Prior to or on the Closing Date, or as reasonably practicable thereafter, the Seller will transfer, or cause to be transferred, to the Company all books and records relating to the business of the Company, including without limitation, the books of account, tax, financial, accounting and personnel records, files, invoices, client (current and prospective) and supplier lists, business plans, marketing studies and other written material, including without limitation real estate and litigation files and both paper and electronic copies of all the financial data and human resource information system data which relate to the business of the Company and are maintained on any of the Seller's or its Affiliates' computer systems that are not already owned by and in the possession of the Company, except as necessary for the Seller or its Affiliates to perform their obligations under the Ancillary Agreements,. The Seller will provide the Purchaser and the Company with access to such information after Closing until such information is transferred to the Company.

                                   ARTICLE VII

                               CLOSING CONDITIONS

         7.1 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction or fulfillment at or prior to the Closing of the following conditions, any of which may be waived in whole or in part by the Purchaser in writing:

                  (a) All representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing (other than any representation or warranty that is expressly made as of a specified date, which shall be true and correct in all material respects as of such specified date only).

                  (b) The Seller and the Company shall have performed and complied in all material respects with all the covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing.

                  (c) There shall be in effect no Law or injunction issued by a court of competent jurisdiction making illegal or otherwise prohibiting or restraining the consummation of the transactions contemplated by this Agreement.

                  (d) The Seller shall have delivered to the Purchaser all of the certificates. instruments and other documents required to be delivered by the Seller at or prior to the Closing pursuant to Section 2.3(b) and Sections
6.15 through 6.21 hereof.

                  (e) All consents from Governmental Authorities and other parties necessary to the consummation of the transactions contemplated hereby and by the Ancillary Agreements and for the operation of the Business after the Closing, including those consents set forth on Schedule 4.4 and Schedule 4.5 of this Agreement, shall have been obtained and copies of such consents shall have been delivered to the Purchaser.

                  (f) There shall not have been any event, condition, development or change since the Latest Balance Sheet Date, which has had, or would reasonably be expected to have, a Material Adverse Effect or has resulted or could reasonably be expected to result in a Material Adverse Change.

         7.2 Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or fulfillment at or prior to the Closing of the following conditions any of which may be waived in whole or in part by the Seller in writing:

                  (a) All representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing (other than any representation or warranty that is expressly made as of a specified date, which shall be true and correct in all material respects as of such specified date only).

                  (b) The Purchaser shall have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed or compiled with by it at or prior to the Closing.

                  (c) There shall be in effect no Law or injunction issued by a count of competent jurisdiction making illegal or otherwise prohibiting or restraining the consummation of the transactions contemplated by this Agreement.

                  (d) The Purchaser shall have delivered to the Seller cash in an amount equal to the Purchase Price, as adjusted, and all of the certificates, instruments and other documents required to be delivered by the Purchaser at or prior to the Closing pursuant to Section 2.3(c) and Sections
6.15 through 6.20 hereof.

                                  ARTICLE VIII

                                   TERMINATION

         8.1 Termination. This Agreement and the transactions contemplated hereby may be terminated and abandoned:

                  (a) by mutual written consent of the Seller and the Purchaser at any time prior to the Closing;

                  (b) unless the Closing has not occurred as a result of a breach of this Agreement by the party or parties (as applicable) seeking such termination, by either the Seller and the Company, on the one hand, or the Purchaser, on the other hand, if the Closing has not occurred on or prior to 5:00 p.m. (California time) on March 31, 2007 (the "Termination Date");

                  (c) by either the Seller or the Purchaser, if any Governmental Entity with jurisdiction over such matters shall have issued a final and nonappealable Governmental Order permanently restraining enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, that neither the Seller nor the Purchaser may terminate this Agreement pursuant to this Section 8.1(c) unless the party or parties (as applicable) seeking to so terminate this Agreement has used all commercially reasonable efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the transactions contemplated by this Agreement;

                  (d) by the Purchaser, in the event that a condition set forth in Section 7.1 hereto becomes incapable of being fulfilled through no fault of the Purchaser, and by the Seller and the Company, in the event that a condition set forth in Section 7.2 hereto becomes incapable of being fulfilled through no fault of the Seller or the Company;

         8.2 Effect of Termination. If this Agreement is terminated pursuant to and in accordance with Section 8.1 hereof, this Agreement shall become null and void and neither party hereto shall have any further liability hereunder, except that (a) the provisions of Section 6.3, Section 6.7 and
Section 6.8 (except as set forth below) hereof, and Article X hereof, generally shall remain in full force and effect, and (b) each party hereto shall remain liable to each other party hereto for any willful breach of its obligations under this Agreement prior to such termination.

                                   ARTICLE IX

                            POST-CLOSING OBLIGATIONS

         9.1 Survival of Representations. The representations and warranties of the parties contained herein shall survive the Closing for a period of (and claims based upon or arising out of such representations and warranties may be asserted at any time before the date which shall be) one (1) year after the Closing; provided, however, (a) the representations and warranties as to title to the Shares set forth in Section 4.1 (Organization; Books and Records), Section 4.2 (Authority), Section 4.3 (Company Capital Stock), Section 4.4 (Ownership of Shares), and Section 4.5 (Company Authority),
Section 4.7 (Governmental Consents), Section 4.13 (Employee Benefit Plans),
Section 4.29 (History of Company), Section 5.1 (Purchaser Organization) and
Section 5.2 (Purchaser Authority) shall survive indefinitely, and (b) the representations and warranties in Section 4.21 (Environmental) and Section 4.22 (Taxes) shall survive for a period equal to the relevant statute of limitations (including any extensions thereof) plus ninety (90) days. No investigation made by any of the parties hereto shall in any way limit the representations and warranties of the parties. The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any Claim made by such party in a writing received by the other party prior to the expiration of the applicable survival period provided herein.

         9.2      Indemnification.

                  (a) Indemnification by Seller. The Seller shall indemnify, defend and hold harmless the Purchaser, its Affiliates and Representatives from and against any and all costs, losses (including diminution in value), Taxes, Liabilities, obligations, damages, lawsuits, deficiencies, claims, demands, and expenses (whether or not arising out of third-party claims), including interest, penalties, costs of mitigation, losses in connection with any Environmental Law (including any clean-up or remedial action), damages to the environment, attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (herein, "Damages"), incurred in connection with, arising out of, resulting from , in connection with or incident to: (i) any breach of any representation or warranty or the inaccuracy of any representation or warranty (without giving any effect to any qualifications as to materiality contained in such representations), made by the Seller or the Company in this Agreement; (ii) any breach of any covenant or agreement made by the Seller or the Company in this Agreement; (iii) any Benefit Plan maintained by the Seller (other than with respect to the Company's obligations to make contributions to such Benefit Plans arising prior to the Closing and relating to the Company's employees and former employees); or (iv) any Taxes of the Company with respect to any Tax period ending on or before the Closing Date or for any Tax period beginning before and ending after the Closing Date to the extent allocable (as determining in accordance with Section 6.10(h) hereof) to the portion of such period beginning before and ending on the Closing Date; provided, however that the Seller shall not be responsible for, and shall not be required to indemnify Purchaser, its Affiliates and Representatives for any Damages to the extent that such amounts were included in the calculation of Closing Working Capital under Section 2.1(c).

The term "Damages" is not limited to matters asserted by third parties against an indemnified Person, but includes Damages incurred or sustained by the indemnified Person in the absence of third party claims. Payments by an indemnified Person of amounts for which it is indemnified hereunder shall not be a condition precedent to recovery.

                  (b)      Limitations on the Seller's Liability.
Notwithstanding anything contained in Section 9.2(a),

                           (i)      the Seller shall have no obligation to make
indemnification payments under Section 9.2(a) except to the extent that the aggregate amount of Damages incurred by the Purchaser, its Affiliates and Representatives exceeds Five Hundred Thousand Dollars ($500,000) (the "Threshold Amount"); provided that, the Threshold Amount shall not apply to any indemnification obligation under Section 9.2(a)(iii) or as contemplated under
Section 9.2(b)(iv) of this Agreement.

                           (ii)     except with respect to (A) intentional  or
willful misrepresentation or breach of covenants or agreements contained in this Agreement for which there is no limitation on the Seller's liability, and (B) misrepresentations relating to Section 9.2(b)(iii), the Seller shall have no obligation to make indemnification payments under Section 9.2(a) that exceed in the aggregate Seven Million Five Hundred Thousand Dollars ($7,500,000);

                           (iii)    the Seller shall have no obligation to make
indemnification payments under Section 9.2(a) with respect to any misrepresentations under Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.13, 4.15, 4.21 and
4.22 that exceed in the aggregate the Purchase Price;

                           (iv)     notwithstanding  anything  to the  contrary
contained herein, there shall be no limitations of any kind (as to time or amount) on the obligation of the Seller to make indemnification payments under
Section 9.2(a) with respect to any misrepresentations or breaches under or of Sections 4.7 or 4.29, provided that Seller shall not be obligated to indemnify any Indemnified Party (including a successor of the Purchaser) for Damages related to the matters covered by such representations caused by, or resulting from actions by or on behalf of, such person (which shall not include the execution, delivery and performance of this Agreement or the Ancillary Agreements); and

                           (v)      the Seller shall have no obligation to
indemnify the Purchaser for consequential damages, special damages, incidental damages, indirect damages, lost profits, unrealized expectations or other similar items, nor shall any damages be calculated using a "multiplier" or any other similar method having a similar effect.

                           In determining the foregoing thresholds and in
otherwise determining the amount of any Damages for which the Purchaser is entitled to assert a claim for indemnification, the amount of any such Damages shall be determined after deducting therefrom the amount of any insurance proceeds or other third party recoveries received by the Purchaser in respect of such Damages.

                  (c) Indemnification by Purchaser. The Purchaser shall indemnify, defend and hold harmless Seller and its respective Representatives from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to: (i) any breach of any representation or warranty or the inaccuracy of any representation or warranty (without giving effect to any qualifications as to materiality contained in such representations), made by the Purchaser in this Agreement, (ii) any breach of any covenant or agreement made by the Purchaser in this Agreement; or (iii) any Taxes of the Company with respect to any Tax period beginning after the Closing Date or for any Tax period beginning before and ending after the Closing Date to the extent allocable (as determining in accordance with Section 6.10(h) hereof) to the portion of such period after the Closing Date.

                  (d) Indemnification by the Company. The Company shall indemnify, defend and hold harmless the officers and directors of the Company those acts or omissions for which indemnification pursuant to the applicable Articles of Incorporation or Bylaws or applicable Law would be available but for their resignation from the Company. Seller shall not be entitled to indemnification under this Section 9.2(d) for any Claim which would constitute a breach of any representations or warranties by Seller or the Company in this Agreement or for which the Seller would be obligated to indemnify Purchaser, without reference to any time period or dollar amount limitation set forth in this Agreement with respect to such representation and warranty or indemnification obligation.

                  (e) Indemnification Procedures. Upon the occurrence of any event which may give rise to Damages for which the indemnifying Person or Persons (each, an "Indemnitor" and, collectively, the "Indemnitors") is or may be liable under this Section 9.2 (any such event, a "Claim"), the Person or Persons being indemnified (each, an "Indemnitee" and, collectively, the "Indemnitees") shall promptly notify the Indemnitors in writing specifying the nature of the Claim and give the Indemnitors a reasonable opportunity to attempt to defend or settle such Claim, including to employ counsel reasonably satisfactory to the Indemnitees and its counsel to defend or settle any such Claim, provided that the Indemnitors shall not settle any Claim, except with respect to monetary damage awards (for which the Indemnitee has received, as an unconditional term of such settlement, an unconditional release by claimant or plaintiff from all liability in connection with the Claim), without the Indemnitees' prior written consent, which consent shall not be unreasonably withheld. Any Indemnitee may, at its election and expense, participate in any attempt by the Indemnitors to settle or defend any such Claim. An Indemnitor may elect to defend or settle a Claim while reserving its right to contribution from the Indemnitee (by giving notice to the Indemnitee of its reservation of rights); provided, however, that the Indemnitor shall have no right, without the Indemnitee's consent, to settle any such Claim. With respect to any Claim which is ultimately determined to be an obligation for which the Indemnitors are obligated to indemnify the Indemnitees, in the event that the Indemnitors fail to defend the Indemnitees or to employ counsel for the Indemnitees for such purpose, then the Indemnitee may defend against such Claim in such manner as it may deem appropriate and the Indemnitee may settle such Claim on such terms as it may deem appropriate. The Indemnitor shall promptly reimburse the Indemnitee for the amount of all settlement payments and expenses, legal and otherwise, incurred by the Indemnitee in connection with the defense or settlement of such Claim. If no settlement of such Claim is made, then the Indemnitor shall satisfy any judgment rendered with respect to such Claim before the Indemnitee is required to do so, and pay all expenses, legal or otherwise, incurred by the Indemnitee in the defense against such Claim. Except as set forth above, the Indemnitee shall not have the right to settle any Claim without the approval of the Indemnitor, provided that if the Indemnitor disapproves such settlement, then it must assume the defense of such Claim and reimburse the Indemnitee for all expenses of the Indemnitee to the date of assumption. The failure of the Indemnitor to assume such defense and to pay such reimbursement shall give the Indemnitee the right to settle such Claim.

                  (f) Every expense of any attempt to settle or defend a Claim, including without limitation expenses for proceedings, negotiations, investigations, settlements or suits, shall be borne solely by the Indemnitors. Notwithstanding any such attempt or the outcome thereof, the obligations of the Indemnitors to the Indemnitees under this Section 9.2 shall not be relieved, reduced or otherwise affected.

                  (g) After the Closing, the Company shall not have any liability to indemnify the Purchaser or the Seller on account of the breach of any representation or warranty or the nonfulfillment of any covenant or agreement of the Seller or the Company, and Seller shall not have any right of contribution against the Company.

         9.3      Further Assurances; Books and Records.

                  (a) From time to time, without further consideration, the Seller will, at the expense of the Purchaser, execute and deliver such documents to the Purchaser as the Purchaser may reasonably request in order more effectively to consummate the transactions contemplated hereby. From time to time, without further consideration, the Purchaser will, at the expense of the Seller, execute and deliver such documents as the Sellers may reasonably request in order more effectively to consummate the transactions contemplated hereby. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each party to this Agreement will take or cause its proper officers and directors to take all such necessary action. If, in order to properly prepare either documents to be filed with any Governmental Entity or its financial statements, it is necessary that any party hereto be furnished with additional information relating to the Company or the Business and such information is in possession of any of the other parties hereto, such party or parties agree to use its/their commercially reasonable efforts to furnish such information to the requesting party without cost or expense to the requesting party. After the Closing, except to the extent otherwise noted, each of the Seller, on the one hand, and the Purchaser on the other hand, shall, to the extent reasonably requested by the other, (i) assist in the preparation of Tax returns relating to the Company or the Business, (ii) cooperate in preparing any audits by or disputes with any Governmental Entity, including but not limited to, regarding any Tax returns, (iii) at any time after the execution of the Agreement, assist in the preparation of audited financial statements to the extent they relate to, incorporate or rely upon any information regarding the Company or the Business, including but not limited to providing relevant work papers and any certification or representation reasonably requested, (iv) make available information, records and documents relating to Taxes relating to the Company or the Business, and (v) furnish copies of correspondence received from any Governmental Entity in connection with any Tax audit or information request relating to the Company or Business.

                  (b) Each of the Purchaser and the Seller agrees, and the Purchaser shall cause the Company to agree at the Closing, that all books and records retained by any such party or its Affiliates (including, without limitation, the Company) insofar as such books and records relate to the business of the Company shall be open for inspection by representatives of the other parties upon reasonable notice at any time during regular business hours for a period of seven (7) years (or such longer period as is required by applicable Law) from the Closing and that any such other party may during such period at its expenses make such copies or excerpts therefrom, in either case to comply with legal, audit or tax obligations or otherwise, as they may reasonably request. Each of the Purchaser and the Seller agrees, and the Purchaser shall cause the Company to agree, that any such parties shall not destroy or give up possession of any original or final copy of any of the books and records relating to the Company's business, properties or operations reasonably required in the preparation of tax, regulatory and other governmental compliance matters, without first offering the other parties the opportunity to obtain such original or final copy or a copy thereof for a period of seven (7) years (or such longer period as is required by applicable Law) following the Closing.

         9.4 Remedies Exclusive. The remedies provided in Section 9.2 shall be the exclusive remedies of the parties hereto for money damages after the Closing in connection with the transactions contemplated by this Agreement, including without limitation any breach or non-performance of any representation, warranty, covenant or agreement contained herein.

                                    ARTICLE X

                                  MISCELLANEOUS

         10.1 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given: (i) immediately when personally delivered; (ii) when received by first class mail, return receipt requested; (iii) one (1) day after being sent by Federal Express or other overnight delivery service; or (iv) when receipt is acknowledged, either electronically or otherwise, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to the other party will, unless another address is specified by such party in writing, be sent to the address indicated below:

if to the Purchaser or the Company (after the Closing), to:
----------------------------------------------------------

GateHouse Media, Inc.
350 WillowBrook Office Park
Fairport, NY  14450
Attn:    Michael E. Reed
         Chief Executive Officer
Fax:  (585) 248-2631

with copies to:
---------------

GateHouse Media, Inc.
350 WillowBrook Office Park
Fairport, NY  14450
Attn:    Polly Grunfeld Sack
         Vice President, Secretary and General Counsel
Fax:  (585) 248-9562

and

Nixon Peabody LLP
1300 Clinton Square
Rochester, NY  14604
Attn:    Gina Sickinger
Fax:  (585) 263-1600
if to the Seller or the Company (prior to the Closing), to:
-----------------------------------------------------------

SureWest Communications
200 Vernon Street
Roseville, CA 95678
Attention:   Steven C. Oldham
             President and CEO
Fax:  (916) 786-1800

with copies to:
---------------

Martin T. McCue, Esq.
Counsel
SureWest Communications
200 Vernon Street
Roseville, CA 95678
Fax:  (916) 786-1800

Orrick, Herrington & Sutcliffe LLP
405 Howard Street
San Francisco, California 94105
Attention:  John Cook, Esq.
Fax:  (415) 773-5759

         10.2 Attorneys' Fees and Costs. If attorneys' fees or other costs are incurred to secure performance of any obligations hereunder, or to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party will be entitled to recover reasonable attorneys' fees and costs incurred in connection therewith.

         10.3 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by the Seller, the Company or the Purchaser without the prior written consent of the other party or parties hereto (as applicable) and any purported assignment or delegation in violation hereof shall be null and void; provided, however, that Purchaser may assign its rights and obligations under this Agreement to an Affiliate of the Purchaser, including GateHouse Media Directories Holdings, Inc., as long as the Purchaser continues to remain fully liable for all of its obligations hereunder.

         10.4 Amendments and Waiver. This Agreement may not be modified or amended except in writing signed by the party or parties (as applicable) against whom enforcement is sought. The terms of this Agreement may be waived only by a written instrument signed by the parry or parties (as applicable) waiving compliance. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise provided. No delay on the part of any party or parties hereto (as applicable) in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties hereto may otherwise have at law or in equity. Whenever this Agreement requires or permits consent by or on behalf of a party or parties hereto (as applicable), such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.4.

         10.5 Entire Agreement. This Agreement, the Confidentiality Agreement and the related documents contained as Exhibits and Schedules hereto or expressly contemplated hereby contain the entire understanding of the parties hereto relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof. The Exhibits and Schedules to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes.

         10.6 Representations and Warranties Complete. The representations, warranties, covenants and agreements set forth in this Agreement, the Confidentiality Agreement and the Exhibits and Schedules hereto, constitute all the representations, warranties, covenants and agreements of the parties hereto and their respective shareholders, directors, officers, employees, affiliates, advisors (including financial, legal and accounting), agents and representatives and upon which the parties hereto have relied.

         10.7 Third Party Beneficiaries. This Agreement is made for the sole benefit of the parties hereto and nothing contained herein, express or implied, is intended to or shall confer upon any other Person any third party beneficiary right or any other legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

         10.8 Governing Law; Jurisdiction. This Agreement will be governed by and construed and interpreted in accordance with the substantive Laws of the State of California, without giving effect to any conflicts of law rule or principle that might require the application of the Laws of another jurisdiction. The state or federal courts located within the City of Sacramento, California shall have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this agreement and the agreements, instruments and documents contemplated hereby and the parties consent to and agree to submit to the exclusive jurisdiction of such courts. Each of the parties hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by applicable law, any claim that (i) such Party is not personally subject to the jurisdiction of such courts, (ii) such party and such Party's property is immune from any legal process issued by such courts, or (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum. The parties hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.1, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided.

         10.9 Neutral Construction. The parties hereto hereby agree that this Agreement was negotiated fairly between them at arms' length and that the final terms of this Agreement are the product of the parties' negotiations. Each party hereto hereby represents and warrants that it has sought and received legal counsel of its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby. The parties hereto hereby agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against any party or parties hereto on the grounds that such party or parties (as applicable) drafted or was or were more responsible for drafting such provision(s).

         10.10 Severability. In the event that any one or more of the provisions or parts of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.

         10.11 Headings; Interpretation; Schedules and Exhibits. The headings and captions set forth in this Agreement are for convenience only and shall not be considered as part of this Agreement nor as in any way limiting or amplifying the terms and provisions hereof. References to Articles or Sections, unless otherwise indicated, are references to Articles and Sections of this Agreement. The word "including" means including without limitation. Words (including defined terms) in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement unless otherwise specified. It is understood and agreed that neither the specifications of any dollar amount in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of setting of such amounts or the fact of the inclusion of such item in the Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes hereof.

         10.12 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (c) IT MAKES SUCH WAIVER VOLUNTARILY, AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.

         10.13 Counterparts. This Agreement may be executed by facsimile and in one or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument.

                            SIGNATURE PAGE TO FOLLOW

         IN WITNESS WHEREOF, the parties hereto have executed or have caused this Agreement to be executed by a duly authorized officer as of the date first above written.

"SELLER"                                             "PURCHASER"

SUREWEST COMMUNICATIONS,                             GATEHOUSE MEDIA, INC.,
a California corporation                             a Delaware corporation

By:  /s/ Steven C. Oldham                            By: /s/ Michael E. Reed
     -----------------------                             -----------------------
     Steven C. Oldham                                    Michael E. Reed
     President and                                       Chief Executive Officer
     Chief Executive Officer

"COMPANY"

SUREWEST DIRECTORIES,
a California corporation

By:  /s/ Steven C. Oldham
     -----------------------
     Steven C. Oldham
     President and
     Chief Executive Officer


                   SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT